Exhibit 2.1
______________________________________________

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
CELADON PARTNERS SPV 35 LIMITED,
SENTI MERGER SUB, INC.,
SENTI BIOSCIENCES HOLDING, INC.,
SENTI HOLDINGS, INC.,
AND
SENTI BIOSCIENCES, INC.

July 14, 2026
______________________________________________

TABLE OF CONTENTS
Section 1.01    Definitions    2
Section 1.02    Interpretation and Rules of Construction    10
ARTICLE II THE MERGER    11
Section 2.01    The Merger    11
Section 2.02    Merger Closing    11
Section 2.03    Effective Time    11
Section 2.04    Effects of the Merger    11
Section 2.05    Certificate of Incorporation and Bylaws    11
Section 2.06    Directors and Officers    12
ARTICLE III EFFECT ON CAPITAL STOCK; PAYMENT OF MERGER CONSIDERATION    12
Section 3.01    Effect on Capital Stock    12
Section 3.02    Company Equity Awards    13
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY    14
Section 4.01    Organization, Standing and Power    14
Section 4.02    Capital Structure    14
Section 4.03    Subsidiaries; Equity Interests    16
Section 4.04    Authority; Execution and Delivery; Enforceability    16
Section 4.05    No Conflicts; Consents    16
Section 4.06    SEC Documents; Undisclosed Liabilities    17
Section 4.07    Information Supplied    18
Section 4.08    Absence of Certain Changes or Events    18
Section 4.09    Taxes    20
Section 4.10    Labor Relations    21
Section 4.11    Employee Benefits    22
Section 4.12    Property    24
Section 4.13    Contracts    24
Section 4.14    Litigation    27
Section 4.15    Compliance with Laws    27
Section 4.16    Regulatory Matters    28
Section 4.17    Environmental Matters    30
Section 4.18    Intellectual Property    30
Section 4.19    Privacy    32
Section 4.20    Insurance    33
Section 4.21    Brokers and Other Advisors    33
Section 4.22    No Rights Agreement; Anti-Takeover Provisions    33
Section 4.23    Vote Required    33
Section 4.24    Affiliate Transactions    33
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB, MIDCO AND OPCO    34
Section 5.01    Representations and warranties of Parent and Merger Sub    34
Section 5.02    Representations of Midco and Opco    35
ARTICLE VI COVENANTS RELATING TO CONDUCT OF BUSINESS    36
Section 6.01    Conduct of Business of the Company    36
Section 6.02    No Solicitation    40
Section 6.03    Company Stockholders Meeting; Preparation of the Proxy Statement    42

Section 6.04    Diligent Efforts    44
ARTICLE VII ADDITIONAL AGREEMENTS    44
Section 7.01    Access to Information    44
Section 7.02    Reasonable Best Efforts; Notification; Regulatory Filings    44
Section 7.03    Employee Matters    46
Section 7.04    Indemnification    47
Section 7.05    Fees and Expenses    48
Section 7.06    Public Announcements    48
Section 7.07    Transfer Taxes    49
Section 7.08    Stockholder Litigation    49
Section 7.09    Communications and Interactions with Regulatory Authorities; Applicable Proceedings    49
Section 7.10    Merger Sub and Surviving Corporation Compliance    50
Section 7.11    Stock Exchange Listing    50
Section 7.12    CVR Agreement    50
Section 7.13    Confidentiality    50
Section 7.14    Additional Funding    51
Section 7.15    Post-Closing Stock Exchange Listing    51
Section 7.16    280G Matters    51
ARTICLE VIII CONDITIONS PRECEDENT TO THE MERGER    52
Section 8.01    Conditions to Each Party’s Obligation    52
Section 8.02    Conditions to Obligations of Parent and Merger Sub    52
Section 8.03    Conditions to Obligations of the Company    53
Section 8.04    Frustration of Conditions    53
ARTICLE IX TERMINATION, AMENDMENT AND WAIVER    54
Section 9.01    Termination    54
Section 9.02    Effect of Termination    55
Section 9.03    Termination Fee    55
Section 9.04    Amendment; Extension; Waiver    56
Section 9.05    Procedure for Termination, Amendment, Extension or Waiver    56
ARTICLE X GENERAL PROVISIONS    56
Section 10.01    Nonsurvival of Representations and Warranties    56
Section 10.02    Notices    56
Section 10.03    Severability    56
Section 10.04    Counterparts    57
Section 10.05    Entire Agreement; Third-Party Beneficiaries; No Other Representations or Warranties    57
Section 10.06    Governing Law    57
Section 10.07    Assignment    57
Section 10.08    Specific Enforcement; Jurisdiction    58
Section 10.09    WAIVER OF JURY TRIAL    58
Section 10.10    Remedies    59
Section 10.11    Cooperation    59

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of July 14, 2026 (this “Agreement” and, such date, the “Agreement Date”), by and among Celadon Partners SPV 35 Limited, an exempted company incorporated under the laws of the Cayman Islands (“Parent”), Senti Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Senti Biosciences Holdings, Inc., a Delaware corporation (the “Company”), Senti Holdings, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Midco”), and Senti Biosciences, Inc., a Delaware corporation and wholly owned subsidiary of Midco (“Opco”). Unless expressly stated otherwise, Parent, Merger Sub, the Company, Midco and Opco are referred to in this Agreement individually as a “party” and collectively as the “parties”.
WHEREAS, Merger Sub is a wholly-owned subsidiary of Parent;
WHEREAS, as of the Agreement Date, CPIF II-7 Limited beneficially owns approximately 54.6% of the outstanding shares of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”);
WHEREAS, the parties intend that at the Closing Effective Time, Merger Sub will be merged with and into Midco (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware (the “DGCL”), with Midco continuing as the surviving entity of the Merger (the “Surviving Corporation”);
WHEREAS, the special committee (the “Special Committee”) of the Board of Directors of the Company (the “Company Board”) has (i) determined that this Agreement, the Contingent Value Rights Agreement to be entered into between Midco and the Rights Agent, in the form attached hereto as Exhibit A with such revisions thereto requested by the Rights Agent that are not, individually or in the aggregate, detrimental to any Person entitled to the receipt of contingent value rights (each a “CVR” and collectively, the “CVRs”) in the Transactions (as defined below) (the “CVR Agreement”), and the transactions contemplated hereby or thereby, including the Merger (collectively, the “Company Transactions”), are fair to, and in the best interests of, the Company and the holders of Company Common Stock (the “Company Stockholders”), and (ii) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Company Transactions and (iii) recommended that the Company Stockholders adopt this Agreement and directed that this Agreement be submitted to the Company Stockholders at the Company Stockholders Meeting for adoption;
WHEREAS, the Board of Directors of Opco has (i) deemed it advisable and in the best interests of Opco and the sole stockholder of Opco that Opco engage in the transactions contemplated hereby by Opco (including the Merger) (the “Opco Transactions”) and (ii) approved the execution, delivery and performance of this Agreement and the Opco Transactions;
WHEREAS, the Board of Directors of Midco has (i) deemed it advisable and in the best interests of Midco and the sole stockholder of Midco that Midco engage in the transactions contemplated hereby by Midco (including the Merger and the CVR Agreement) (collectively, the “Midco Transactions”), and (ii) approved the execution, delivery and performance of this Agreement and the Midco Transactions;
WHEREAS, the sole director of Parent has (i) deemed it advisable and in the best interests of Parent that Parent engage in the transactions contemplated hereby by Parent (including the Merger) (the “Parent Transactions”) and (ii) approved the execution, delivery and performance of this Agreement and the Parent Transactions;
WHEREAS, the Board of Directors of Merger Sub has (i) deemed it advisable and in the best interests of Merger Sub and the sole stockholder of Merger Sub, that Merger Sub engage in the transactions contemplated hereby by Merger Sub (including the Merger) (the “Merger Sub Transactions” and together with the Company Transactions, the Opco Transactions, the Midco Transactions, and the Parent Transactions, the “Transactions”) and (ii) approved the execution, delivery and performance of this Agreement and the Merger Sub Transactions; and
WHEREAS, Parent, Merger Sub, the Company, Midco and Opco desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe various conditions to the Transactions.
NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01Definitions. As used in this Agreement, the following terms shall have the following meanings:
“Acceptable Confidentiality Agreement” means a customary confidentiality agreement that (i) contains provisions that are no less favorable to the Company in any material respect than those contained in Section 7.13; provided that such confidentiality agreement is not required to contain a “standstill” or similar obligation and (ii) does not prohibit the Company from providing any information to Parent in accordance with Section 6.02 or otherwise prohibit the Company from complying with the provisions of Section 6.02.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such first Person. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.
“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state or non-U.S. statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.
“Authorizations” means any approvals, authorizations, certificates, registrations, licenses, exemptions, permits, clearances, qualifications, and consents issued, granted, given or otherwise made available by or under the authority of Governmental Entities (or Regulatory Authorities) pursuant to any Law, necessary to commercialize a pharmaceutical product.
“Business Day” means any day on which the principal offices of the SEC in Washington, D.C., are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by Law to close in New York, N.Y.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commonly Controlled Entity” means any entity, trade or business (whether or not incorporated) that, together with the Company or any Company Subsidiary, is, or was at the relevant time, treated as a single employer under Section 414 of the Code or that is, or was at the relevant time, a member of the same “controlled group” with the Company or any Company Subsidiary pursuant to Section 4001(a)(14) of ERISA.
“Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each compensation, employment, consulting, bonus, pension, profit sharing, retirement, supplemental retirement, deferred compensation, incentive compensation, equity or equity-based compensation, equity purchase, vacation, leave, severance, termination protection, supplemental unemployment, change in control, transaction bonus, retention, disability, life insurance, death benefit, hospitalization, health, medical, dental, vision, prescription, fringe benefit, relocation, reimbursement, expatriate, perquisites, tax gross-up or other employee benefits plan, policy, program, agreement, arrangement or understanding, whether or not written, in each case, (i) sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, or entered into, by the Company or any Company Subsidiary or (ii) with respect to which the Company or any Company Subsidiary has or may have any direct or indirect liability (including, without limitation, as a result of a Commonly Controlled Entity), other than any plan mandated by applicable Law in non-U.S. jurisdictions and maintained by a Governmental Entity.
“Company Employee” means each individual who is employed by the Company or a Company Subsidiary immediately prior to the Closing Effective Time and who continues employment with Parent or Opco or any of their respective subsidiaries or Affiliates following the Closing Effective Time.
“Company Equity Award” means each Company Stock Option and each Company RSU.
“Company Intellectual Property” means all Intellectual Property in which any of the Company or any of the Company Subsidiaries has an ownership interest.
“Company Material Adverse Effect” means any change, event, condition, development, circumstance, state of facts, effect or occurrence (each, an “Effect,” and collectively, “Effects”) that, individually or in the aggregate with any one or more other Effects (a) has a material adverse effect on the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (b) prevents, materially impairs or materially delays the Company from consummating the Transactions on a timely basis and in any event on or before the Outside Date; provided that, for purposes of clause (a), except as otherwise provided for below, no Effect, to the extent resulting from or arising in connection with the following, either alone or in combination, shall be deemed to constitute a Company Material Adverse Effect and none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred: (A) general conditions (or changes therein) in the industries in which the Company and the Company Subsidiaries operate, (B) general economic or regulatory, legislative or political conditions (or changes therein), including any actual or potential stoppage, shutdown, default or similar event or occurrence affecting a national or federal government, or securities, credit, banking, financial or other capital markets conditions (including changes generally in prevailing interest rates, currency exchange rates, credit markets or equity price levels or trading volumes), in each case, in the United States, the European Union or elsewhere in the world, (C) any change or prospective change in applicable Law or GAAP (or the authoritative interpretation or enforcement thereof), (D) geopolitical conditions, the outbreak or escalation of hostilities, any acts or threats of war (whether or not declared, including without limitation the global conflicts in Russia, Ukraine, Taiwan, Israel, Palestine, Iran and/or The Middle East), sabotage, cyber-intrusion or terrorism, or any escalation or worsening of any of the foregoing, (E) any epidemic, pandemic (including COVID-19), disease outbreak or other public health-related event (or escalation or worsening of any such events or occurrences, including, in each case, the response of Governmental Officials (including COVID-19 Measures)), hurricane, tornado, flood, fire, volcano, earthquake or other natural or man-made disaster or any other national or international calamity, crisis or disaster, (F) the failure, in and of itself, of the Company to meet any internal or external projections, forecasts, estimates or predictions in respect of any financial or operating metrics before, on or after the Agreement Date, or changes in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect if such facts are not otherwise excluded under this definition), (G) the public announcement, pendency or performance of any of the Transactions, including the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective Affiliates, any stockholder Proceeding (direct or derivative) in respect of this Agreement or any of the Transactions and any loss of or change in relationship, contractual or otherwise, with any Governmental Entity, supplier, vendor, service provider, collaboration partner, licensor, licensee or any other business partner of the Company or the Company Subsidiaries (including the exercise by any party of any rights that arise upon a change of control), or departure of any employees or officers, of the Company or the Company Subsidiaries (it being understood that this clause (G) shall not apply when “Company Material Adverse Effect” is used in any representation or warranty that is expressly intended to address the consequences of the announcement, pendency or performance of the Transactions or for purposes of the conditions in Section 8.02(a) as applied to any such representation or warranty so intended to address such consequences), (H) the Company’s or the Company Subsidiaries’ compliance with the express covenants contained in this Agreement (excluding the requirement to operate in the Ordinary Course), (I) any action taken by the Company or the Company Subsidiaries at Parent’s written request or with Parent’s written consent, (J) any conditions or events that occur in connection with the Company’s, any of the Company Subsidiaries’, or their respective competitors’ or potential competitors’ preclinical or clinical studies or the results of, or data derived from, such studies or announcements thereof or in connection therewith, approval by the FDA or any other Governmental Entity (or other preclinical or clinical or regulatory developments), (K) market entry or threatened market entry of any product competitive with any of the Company’s products or Product Candidates, (L) any recommendations, statements, decisions or other pronouncements made, published or proposed by professional medical organizations or payors, or any Governmental Entity or representative thereof, or any panel or advisory body empowered or appointed by any of the foregoing relating to pricing, reimbursement or insurance coverage, of (x) any product or product candidate of any competitor or potential competitor of the Company, or (y) any Product Candidates or other product candidates of the Company or (M) any supply chain disruption affecting Product Candidates, except (x) in the case of clause (A), (B), (C), (D) or (E), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate (in which case only the incremental disproportionate impact or impacts (to the extent not excluded by other provisions of this definition) may be taken into account in determining whether there has been a Company Material Adverse Effect) and (y) in the case of clause (J), (K) or (L), to the extent that any such Effect results from (I) any action taken (or the failure to take any action) by or at the direction of the Company or any Company Subsidiary constituting fraud or material violation of applicable Law or (II) any willful and material failure on the part of the Company or any Company Subsidiary to comply with the approved clinical protocol for the development of any Product Candidate (in which case such Effect may be taken into account in determining whether there has been a Company Material Adverse Effect).
“Company RSU” means each award of restricted stock units relating to shares of Company Common Stock granted under a Company Stock Plan.
“Company Stock Option” means any option to purchase Company Common Stock granted under a Company Stock Plan.
“Company Stock Plans” means the Senti Biosciences Holdings, Inc. Amended and Restated 2022 Equity Incentive Plan, the Senti Biosciences Holdings, Inc. Amended and Restated 2016 Stock Incentive Plan, the Senti Biosciences Holdings, Inc. Amended and Restated 2022 Employee Stock Purchase Plan and the Senti Biosciences Holdings, Inc. Amended and Restated 2022 Inducement Plan.
“Company Subsidiary” means each subsidiary of the Company.
“Company Takeover Proposal” means any inquiry, proposal or offer from any Person (other than Parent and its subsidiaries) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to (a) any direct or indirect acquisition, transfer, disposition, license or purchase, in a single transaction or a series of related transactions, of (i) 20% or more of the assets of the Company and the Company Subsidiaries, taken as a whole (based on the fair market value thereof, as determined by the Company Board in good faith), or (ii) the issuance or acquisition of (A) 20% or more of the outstanding Company Common Stock or other voting or equity securities of the Company, (B) securities and indebtedness that would, in the aggregate, represent 20% or more of the outstanding voting power of any class of the Company’s securities, or (C) any options, rights or warrants to purchase or securities convertible into or exchangeable for equity or debt interests described in the foregoing clauses (A) or (B) (the forgoing securities described in this clause (ii), “Designated Securities”), representing 20% or more of the aggregate voting power of the capital stock of the Company, (b) any tender offer, exchange offer, merger, spin-off, consolidation, business combination, recapitalization, liquidation, dissolution, share exchange or similar transaction involving the Company that, if consummated, would result in any Person or “group” (or the stockholders of any Person) beneficially owning, directly or indirectly, 20% or more of the Designated Securities or of the aggregate voting power of the capital stock of the Company or of the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the Transactions or (c) any combination of the foregoing.
“Company Warrant” means each warrant to purchase Company Common Stock set forth on Section 4.02(h) of the Company Disclosure Letter.
“Confidential Information” means all non-public, confidential or proprietary information (whether written, oral, electronic or otherwise) furnished by or on behalf of a party (the “Disclosing Party”) or any of its Representatives to the other party (the “Receiving Party”) or any of its Representatives in connection with this Agreement or the Transactions, including all analyses, compilations, forecasts, studies, notes, data, memoranda, interpretations and other documents and materials prepared by the Receiving Party or its Representatives that contain, reflect or are based upon, in whole or in part, any such information; provided that “Confidential Information” shall not include information that (a) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives in violation of this Agreement, (b) was already in the possession of the Receiving Party or its Representatives on a non-confidential basis prior to being furnished by the Disclosing Party, provided that the source of such information was not known by the Receiving Party to be bound by a confidentiality obligation to the Disclosing Party, (c) becomes available to the Receiving Party or its

Representatives on a non-confidential basis from a source other than the Disclosing Party or its Representatives, provided that such source is not known by the Receiving Party to be bound by a confidentiality obligation to the Disclosing Party, or (d) is independently developed by the Receiving Party or its Representatives without reference to or use of any Confidential Information of the Disclosing Party.
“Consent” means any consent, approval, license, permit, order or authorization.
“Contract” means, with respect to any Person, any legally binding contract, lease, license, indenture, note, bond, agreement, concession, franchise or other instrument to which such Person or its subsidiaries are a party or by which any of their respective properties or assets are bound.
“COVID-19” means SARS-CoV-2 or COVID-19, and any variants or evolutions thereof or epidemics, pandemics or disease outbreaks thereof.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shutdown, closure, sequester or other Law, order, directive, guideline or recommendation by any Governmental Entity or public health agency in connection with or in response to COVID-19 and all guidelines and requirements, such as social distancing, cleaning, and other similar or related measures of the Occupational Safety and Health Administration and the Centers for Disease Control and Prevention; provided that such matters are implemented in a reasonable manner and for a reasonable period of time.
“CVR Record Date” means the record date with respect to the distribution of the CVR by the Company, which record date shall be fixed by the Company Board (or the Special Committee) and shall be no less than five (5) days and no more than ten (10) days following the Merger Closing Date.
“Data Privacy and Security Requirements” means, to the extent relating to privacy, data protection and/or security of any Personally Identifiable Information, in each case, solely to the extent applicable to the Company’s operations (a) Laws including, without limitation, (i) the U.S. Health Insurance Portability and Accountability Act of 1996, as amended by the U.S. Health Information Technology for Economic and Clinical Health Act of 2009, including the regulations promulgated thereunder (“HIPAA”), (ii) the EU Data Protection Directive 95/46/EC of 24 October 1995, the EU General Data Protection Regulation 2016/679/EU of April 27, 2016, the EU ePrivacy Directive 2002/58/EC of 12 July 2002 and the related implementing legislation of the EU Member States, (iii) Section 5 of the Federal Trade Commission Act as it applies to the receipt, access, use, disclosure, and security of consumer Personally Identifiable Information, (iv) the Swiss Federal Act on Data Protection (FADP) of 19 June 1992, and (v) all U.S. state laws pertaining to the privacy and security of Personally Identifiable Information and data breach notification, (b) policies (including privacy policies) of the Company and consent to the extent the Company has obtained consent to collect Personally Identifiable Information, (c) generally accepted industry standards applicable to the industry in which the Company operates which are binding on the Company and (d) contractual requirements to which the Company is subject.
“Diligent Efforts” means, with respect to the research, development, manufacture and commercialization of the level of efforts Parent (and its Subsidiaries, including Midco and Opco following the Merger) devoted at the same stage of development or commercialization, as applicable, for its own internally discovered or developed pharmaceutical products in a similar area with similar market potential, at a similar stage of their product life taking into account the existence of other competitive products in the market place or under development, the proprietary position of the product, the regulatory structure involved, the actual and anticipated profitability of the product and other relevant factors. It is understood that such product potential may change from time to time based upon changing scientific, business and marketing and return on investment considerations. It is also understood that Parent does not always seek to market its own products in every country or seek to obtain regulatory approval in every country or for every potential indication, and as a result, the exercise of diligence by Parent under this standard is to be determined by judging Parent’s (and its Subsidiaries’, including Midco and Opco following the Merger) efforts, taken as a whole, except where specific diligence obligations are set forth in this Agreement; provided that the payments required to be made pursuant to this Agreement may not be taken into account so as to reduce, diminish, or limit Diligent Efforts.
“DOJ” means the U.S. Department of Justice.
“Environmental Law” means any Law, Judgment, consent, approval, order or Authorization, permit or other legal requirement of any Governmental Entity, including controlling common law, relating to (a) the protection, investigation, remediation or restoration of the environment, human health and safety, or natural resources or (b) the handling, use, storage, treatment, transport, disposal, Release or threatened Release of any Hazardous Substance.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.
“Excluded Shares” means any shares of Company Common Stock beneficially owned, directly or indirectly, by CPIF II-7 Limited, Parent, Merger Sub or any of their respective Affiliates, or with respect to which any of the foregoing has, directly or indirectly, the right to direct the voting thereof.
“FDA” means the U.S. Food and Drug Administration and any successor agency thereto.
“FDCA” means the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.), as amended.
“Foreign Antitrust Laws” means the Antitrust Laws of jurisdictions other than the United States.
“FTC” means the U.S. Federal Trade Commission.
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Entity” means any national, federal, state, provincial, local or other government, domestic or foreign, or any court, administrative or enforcement agency or commission or other governmental authority or instrumentality, domestic or foreign, in each case, of competent jurisdiction.
“Governmental Official” means any official or employee of any government, or any department, agency, or instrumentality thereof, any political party or official thereof, any candidate for political office, any official or employee of any public international organization, or any Person acting in an official capacity for or on behalf of any such government, department, agency, instrumentality, party, or public international organization.
“Hazardous Substance” means any pollutant, contaminant, hazardous substance, hazardous material, hazardous waste or petroleum products, and any other chemical waste, substance or material listed in or regulated or identified in any Environmental Law.
“Health Laws” means any health care Law, in each case, solely to the extent applicable to the Company or any Company Subsidiary including, but not limited to, (a) the FDCA and the regulations promulgated thereunder and equivalent non-U.S. statutory and regulatory provisions; (b) the Public Health Service Act (42 U.S.C.§§ 201 et seq.), and the regulations promulgated thereunder and equivalent non-U.S. statutory and regulatory provisions; (c) all federal and state fraud and abuse Laws, including the federal Antikickback Statute (42 U.S.C. § 1320a-7b(b)), the federal civil False Claims Act (31 U.S.C. §§ 3729-3733), the Exclusion Laws and the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7 and 1320a-7a), the regulations promulgated pursuant to such statutes, and equivalent non-U.S. statutory and regulatory provisions; (d) HIPAA; (e) the coverage and reimbursement provisions of Titles XVIII and XIX of the Social Security Act and the regulations promulgated thereunder; and (f) all applicable Laws, rules and regulation, guidance, orders, judgments, decrees and injunctions administered by the FDA and other applicable Regulatory Authorities, including those governing or relating to Good Clinical Practices, Good Documentation Practices, Good Laboratory Practices, Good Manufacturing Practices, development, approval, processing, and use of any compounds or products manufactured by or on behalf of the Company, including but not limited to FDA’s regulations at 21 C.F.R. Parts 11, 50, 54, 56, 58, 210, 211, 312, 600 and 610, each as may be amended from time to time and equivalent non-U.S. statutory and regulatory provisions.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Intellectual Property” means all rights, title and interest in intellectual property, whether protected, created or arising under the Laws of the United States or any other jurisdiction, including: (a) all patents, patent applications, provisional patent applications and similar instruments (including any and all substitutions, divisions, continuations, continuations-in-part, divisions, reissues, renewals, and extensions and any non-U.S. equivalents of the foregoing (including certificates of invention and any applications therefor)) (collectively, “Patents”), (b) all domestic and foreign copyrights, copyright registrations, copyright applications, original works of authorship fixed in any tangible medium of expression to the extent protectable by applicable copyright Law, including literary works, all forms and types of computer software, pictorial and graphic works that are so protectable (collectively, “Copyrights”), (c) all trademarks, service marks, trade names, business marks, service names, brand names, trade dress rights, logos, corporate names, trade styles, and other source or business identifiers and other general intangibles of a like nature to the extent protectable by applicable trademark law, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Trademarks”), (d) all Internet domain names, (e) all trade secrets and information which are not available in the public domain and have actual or potential commercial value that is derived, in whole or in part, from such non-availability (collectively, “Trade Secrets”), (f) all rights in technology, discoveries and improvements, know-how, proprietary rights, formulae, confidential and proprietary information and data, data collections, sui generis database rights, software code, technical information, techniques, inventions (including conceptions and/or reductions to practice), designs, drawings, procedures, processes, models, formulations, manuals and systems, in each case whether or not patentable or copyrightable, and including all rights in any biological, chemical, biochemical, toxicological, pharmacological and metabolic information and data and formulation, clinical, analytical and stability information and data (but, for the avoidance of doubt, excluding any tangible biological, chemical or other materials themselves), and proprietary rights with respect to the foregoing and (g) all other intellectual property rights throughout the world.
“Intervening Event” means any event, change, effect, development, condition, occurrence or circumstance occurring after the date of this Agreement that has a material positive effect on the financial condition or results of operation of the Company and the Company Subsidiaries (taken as a whole) that (a) was not known to the Company Board as of the Agreement Date, and the material consequences of which (based on facts known to members of the Company Board as of the date of this Agreement) were not reasonably foreseeable as of the date of this Agreement but become known to the Company Board prior to the receipt of the Company Stockholder Approval and (b) does not relate to or constitute a Company Takeover Proposal or inquiry related thereto; provided that in no event shall any of the following constitute, contribute to or be taken into account when determining whether there is, or would reasonably be expected to be, an Intervening Event: (i) any event, change, effect, development, condition, occurrence or circumstance resulting from the announcement (whether or not authorized by the parties, including any pre-signing reports in the press or otherwise, reporting on a potential transaction among the parties or otherwise relating to the acquisition of the Company) or pendency of this Agreement or the Transactions, including the identity of, or events, developments, occurrences, circumstances, changes or effects relating to, Parent or any of its Affiliates or any communication by Parent or any of its Affiliates regarding plans, proposals or projections with respect to the Company or its employees (including any impact on the relationship of a Company contractual or otherwise, with its customers, suppliers, distributors, vendors, licensors, licensees, lenders, employees or partners), (ii) changes in the market price or trading volume of Company Common Stock (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an Intervening Event), (iii) the Company’s meeting or exceeding any internal or published budgets, projections, forecasts or predictions of financial performance for any period or (iv) the receipt, existence or terms of any Company Takeover Proposal or any inquiry, offer, request or proposal that would reasonably be expected to lead to a Company Takeover Proposal, or the consequences of any of the foregoing.
“Judgment” means a judgment, order, injunction or decree of any Governmental Entity.
“Knowledge” means in the case of the Company, the actual knowledge, after reasonable inquiry, of the individuals listed on Section 1.01 of the Company Disclosure Letter.
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement, or rule of law issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (or Regulatory Authority) that has legally binding effect.
“Leased Real Property” means the leasehold or subleasehold interests and any other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property currently held by the Company or any Company Subsidiary.
“Licensee” means a Third Party that is granted a license or sublicense to research, develop, manufacture, commercialize, or otherwise exploit the Product.
“Liens” means pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever.
“made available” means (unless otherwise specified), with respect to a particular document, item or other piece of information, that such document, item or information was (a) disclosed in a Filed Company SEC

Document in unredacted form, or (b) made available for review by Parent or its Representatives in the virtual data room hosted on ShareVault in connection with the Transactions (such virtual data room, the “Data Room”), but only if so posted and made available in the Data Room at least 24 hours prior to the execution of this Agreement.
“Majority of the Minority Approval” means the adoption of this Agreement by the affirmative vote of holders of a majority of the votes cast by holders of shares of Company Common Stock, other than Excluded Shares, that are present in person or represented by proxy and entitled to vote on the adoption of this Agreement at the Company Stockholders Meeting.
“Milestone” shall have the meaning ascribed to it in the CVR Agreement.
“Milestone Payment Amount” shall have the meaning ascribed to it in the CVR Agreement.
“Nasdaq” means The Nasdaq Capital Market.
“Ordinary Course” means, with respect to any Person at a point in time, an action that is in the ordinary course of business of such Person consistent with its past practices.
“Parent Material Adverse Effect” means any Effect that prevents or materially impairs or delays Parent or Merger Sub from consummating the Merger and the other Transactions on a timely basis and in any event on or before the Outside Date.
“Permitted Lien” means (a) a Lien securing indebtedness for borrowed money, (b) a defect, irregularity in title, easement or right-of-way that does not or would not reasonably be expected to, individually or in the aggregate, materially impair the continued use or operation of any affected real property or other assets, (c) a Lien for Taxes not yet due and payable or being contested in good faith through appropriate proceedings, (d) non-exclusive licenses to Intellectual Property granted in the Ordinary Course and/or (e) other similar matters that would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company.
“Person” means any individual, firm, corporation, partnership, company, limited liability company, estate, trust, joint venture, association, organization, Governmental Entity or other entity of any kind or nature.
“Personally Identifiable Information” means any information that, alone or in combination with other information held by the Company, can be used to identify an individual person or any individually identifiable health information or information that is otherwise defined as “personal data” or “personal information” under applicable Laws.
“Proceeding” means any private, governmental, or administrative claim, counterclaim, proceeding, suit, arbitration, hearing, litigation, audit, inquiry or investigation in each case whether civil, criminal, administrative, judicial or investigative, or any appeal therefrom.
“Product Candidates” means the Logic Gated off-the-shelf CAR-NK cell therapy known as SENTI-202.
“Real Property Lease” shall mean any Contract pursuant to which the Company or any Company Subsidiary leases or subleases Leased Real Property from another Person or otherwise occupies any Leased Real Property.
“Regulatory Authority” means any national or supranational governmental or other regulatory authority with jurisdiction over the safety, efficacy, approval, development, testing, labeling, manufacture, storage, sale, commercialization or distribution of pharmaceutical product.
“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching, migration, or other movement or presence in, into or through the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or at or from any property.
“Representative” of any Person means such Person’s officers, directors, employees, investment bankers, attorneys, other advisors or other representatives acting in the scope of his, her or its service to such Person.

“Rights Agent” means the transfer agent of the Company or, at the election of Parent, such other person selected by Parent and reasonably acceptable to the Company.
“SEC” means the United States Securities and Exchange Commission.
“Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated April 27, 2026, by and among the Company, Midco, CPIF II-7 Limited and the other investors listed therein, as may be amended from time to time.
“subsidiary” means, as to any Person, any corporation, partnership, limited liability company, association or other business entity (a) of which such Person directly or indirectly owns securities or other equity interests or (b) of which such Person possesses the right to elect a majority of the directors or Persons holding similar positions.
“Superior Company Proposal” means any written bona fide Company Takeover Proposal received after the Agreement Date that did not result from a breach of Section 6.02 and that the Company Board determines, in good faith, after consultation with the Company’s outside legal counsel and financial advisors, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects (including certainty of closing) of the proposal and the Person making the proposal and other aspects of the Company Takeover Proposal that the Company Board deems relevant, and if consummated, would result in a transaction more favorable to the Company Stockholders (solely in their capacity as such) from a financial point of view than the Transactions (including after giving effect to proposals, if any, made by Parent pursuant to Section 6.02(b)); provided that for purposes of the definition of “Superior Company Proposal,” the references to “20%” in the definition of “Company Takeover Proposal” shall be deemed to be references to “50%”.
“Tax Authority” means any Governmental Entity responsible for the imposition, collection or administration of any Tax.
“Tax Return” means all Tax returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes, and any amendment thereof, filed or required to be filed with any Tax Authority.
“Taxes” means (a) any and all taxes, fees, levies, duties, tariffs, imposts, and other similar charges imposed by any Governmental Entity, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; and (b) any and all interest, penalties, additions to tax and additional amounts imposed in connection with or with respect to any of the foregoing amounts.
“Third Party” means a Person that is not Parent or the Company or any of their respective Affiliates.
“U.S.” means the United States of America.
“Willful Breach” means a material breach of this Agreement that is the result of an act or omission by the breaching party with the actual knowledge that the taking of such act or failure to take such act would or would reasonably be expected to constitute or cause a material breach of this Agreement.
Section 1.02Interpretation and Rules of Construction. The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter. All Exhibits annexed to this Agreement or referred to in this Agreement are hereby incorporated in and made a part of this Agreement as if set forth in full in this Agreement. Any terms used in the Company Disclosure Letter, any Exhibit or any certificate or other document made or delivered pursuant to this Agreement but not otherwise defined therein shall have the meaning as defined in this Agreement. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning as the word “shall.” The words “include,” “includes” and “including” shall be deemed, in each case, to be followed by the phrase “without limitation.” The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All references to “dollars” or “$” shall refer to the lawful currency of the United States. Unless the context requires otherwise (a) any definition of or reference to any Contract, instrument or other document or any Law in this Agreement shall be construed as referring to such Contract, instrument or other document or Law as from time to time amended, supplemented or otherwise modified, but only to the extent, in the case of any amendment, supplement or other modification to any Contract, instrument or other document listed in the Company Disclosure Letter, that such amendment, supplement or other modification is also listed on the appropriate section of the Company Disclosure Letter, (b) any reference in this Agreement to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references in this Agreement to Articles, Sections and Exhibits shall be construed to refer to Articles and Sections of, and Exhibits to, this Agreement, unless otherwise indicated, (e) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection and (f) references from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party hereto drafting or causing any instrument to be drafted. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement. Unless indicated otherwise, (i) any action required to be taken by or on a day or business day may be taken until 11:59 p.m. Eastern Time on such day or business day, (ii) all references to “days” shall be to calendar days unless otherwise indicated as a “Business Day” and (iii) all days, business days, times and time periods contemplated by this Agreement will be determined by reference to Eastern Time. Unless indicated otherwise, all mathematical calculations contemplated by this Agreement shall be rounded to the fourth decimal place, except in respect of payments, which shall be rounded down to the nearest whole United States cent.
ARTICLE II
THE MERGER
Section 2.01The Merger.
(a)On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into Midco at the Closing Effective Time. At the Closing Effective Time, the separate corporate existence of Merger Sub shall cease and Midco shall continue as the Surviving Corporation.
Section 2.02Merger Closing. The closing of the Merger (the “Merger Closing”) shall take place remotely via the electronic exchange of documents and signature pages at 8:00 a.m., Eastern time, on the third Business Day following the satisfaction (or, to the extent permitted by Law, waiver by the party entitled thereto) of the conditions set forth in Article VIII, other than those conditions that by their nature are to be satisfied at the Merger Closing, but subject to the satisfaction (or, to the extent permitted by Law, waiver by the party entitled thereto) of such conditions, or another date, time or place as is agreed to in writing by Parent and the Company. The date on which the Merger Closing occurs is referred to in this Agreement as the “Merger Closing Date.”
Section 2.03Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Merger Closing Date, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a Certificate of Merger (the “Certificate of Merger”) with respect to the Merger, duly executed and completed in accordance with the relevant provisions of the DGCL (the time at which the Merger becomes effective, the “Closing Effective Time”)
Section 2.04Effects of the Merger. The Merger shall have the effects provided in this Agreement and as set forth in the applicable provisions of the DGCL.
Section 2.05Certificate of Incorporation and Bylaws.
(a)At the Closing Effective Time, the certificate of incorporation of Midco as in effect immediately prior to the Closing Effective Time shall be the certificate of incorporation of the Surviving Corporation from and after the Closing Effective Time, until thereafter amended as provided therein or permitted by applicable Law (including the DGCL), subject to Section 7.04
(b)At the Closing Effective Time, the bylaws of Midco as in effect immediately prior to the Closing Effective Time shall be the bylaws of the Surviving Corporation from and after the Closing Effective

Time until thereafter amended as provided therein or permitted by the certificate of incorporation of the Surviving Corporation or applicable Law, subject to Section 7.04.
Section 2.06Directors and Officers.
(a)The parties shall take all requisite actions so that the directors of Merger Sub immediately prior to the Closing Effective Time shall be the directors of the Surviving Corporation from and after the Closing Effective Time, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
(b)The parties shall take all requisite actions so that the officers of Midco immediately prior to the Closing Effective Time shall be the officers of the Surviving Corporation from and after the Closing Effective Time, until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.
ARTICLE III
EFFECT ON CAPITAL STOCK; PAYMENT OF MERGER CONSIDERATION
Section 3.01Effect on Capital Stock.
(a)The Merger.
(i)Common Stock of Merger Sub. Each share of common stock of Merger Sub that is issued and outstanding immediately prior to the Closing Effective Time shall automatically be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation and shall constitute the only outstanding share of capital stock of the Surviving Corporation.
(ii)Cancelation of Treasury Stock of Midco. Each share of Midco Common Stock that is owned by Midco or a Subsidiary of Midco immediately prior to the Closing Effective Time shall automatically be canceled and shall cease to exist without any conversion thereof or consideration paid in exchange therefor.
(iii)Conversion of Other Midco Common Stock. Except as provided in Section 3.01(a)(ii), each share of Midco Common Stock issued and outstanding immediately prior to the Closing Effective Time shall automatically be cancelled and converted into the right to receive the Milestone Payment Amount (the “Merger Consideration”) which such right shall be distributed by MidCo to the Company Stockholders and Company RSUs and, upon exercise thereof, holders of Company Stock Options and Company Warrants, in the form of CVRs pursuant to Section 3.01(b) below. As of the Closing Effective Time, all such shares of Midco Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and the holder of any such shares of Midco Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.
(b)Contingent Value Right.
(i)The Company Board or the Special Committee shall approve, and Midco shall effect the issuance and distribution of one CVR with respect to each share of Company Common Stock that is issued and outstanding as of the CVR Record Date, which distribution shall be made automatically and without any required action on the part of the Company Stockholders, and which distribution shall be reduced by an amount equal to the amount of any applicable withholding Taxes. The terms and conditions of the CVR shall be as provided in the CVR Agreement.
(ii)Each Company Stock Option that is outstanding and unexercised as of immediately prior to the CVR Record Date shall entitle such holder to receive, upon exercise of such Company Stock Option pursuant to the terms thereof, a number of CVRs equal to the number of shares of Company Common Stock that would have been issuable upon exercise in full of such Company Stock Option immediately prior to the CVR Record Date, reduced by an amount equal to the amount of any applicable withholding Taxes, subject to and in accordance with the terms and conditions of such Company Stock Option and the CVR Agreement.

(iii)Each Company RSU that is outstanding and unsettled as of immediately prior to the CVR Record Date shall entitle such holder to receive, upon settlement of such Company RSU pursuant to the terms thereof, a number of CVRs equal to the number of shares of Company Common Stock subject to such Company RSU immediately prior to the CVR Record Date, reduced by an amount equal to the amount of any applicable withholding Taxes, subject to and in accordance with the terms and conditions of such Company RSU and the CVR Agreement.
(iv)Each Company Warrant that is outstanding and unexercised as of immediately prior to the CVR Record Date shall entitle such holder to receive, upon exercise of such Company Warrant pursuant to the terms thereof, a number of CVRs equal to the number of shares of Company Common Stock that would have been issuable upon exercise in full of such Company Warrant immediately prior to the CVR Record Date, reduced by an amount equal to the amount of any applicable withholding Taxes, subject to and in accordance with the terms and conditions of such Company Warrant and the CVR Agreement.
(v)Prior to the Closing Effective Time, Midco shall authorize and duly adopt, execute and deliver, and will ensure that a reputable trust company be selected as rights agent thereunder, and that such trustee executes and delivers, the CVR Agreement, subject to any reasonable revisions to the CVR Agreement that are requested by such trustee (provided that such revisions are not, individually or in the aggregate, detrimental or adverse, taken as a whole, to any holder of a CVR).
(vi)Following the achievement of any Milestone (as defined in the CVR Agreement), if any, then the applicable Milestone Payment Amount shall be paid by Midco to the Rights Agent pursuant to the CVR Agreement for distribution to the holders of CVRs, less applicable withholding taxes.
(vii)Midco and the Rights Agent shall, unless the Company and Parent mutually agree, at or prior to the Closing Effective Time, duly authorize, execute and deliver the CVR Agreement.
Section 3.02Company Equity Awards.
(a)As of immediately prior to the Closing Effective Time, each Company Stock Option, whether vested or unvested, that is outstanding immediately prior to the Closing Effective Time shall, become fully vested and exercisable, automatically and without any action on the part of the holder thereof. Prior to the Closing Effective Time, the Company Board (or the committee administering the applicable Company Stock Plan) shall take all actions necessary to provide that the post-termination exercise period applicable to each Company Stock Option that remains outstanding immediately prior to the Closing Effective Time shall be extended so that such Company Stock Option will remain exercisable until the original expiration date of such Company Stock Option, notwithstanding any earlier termination of the holder’s employment or service with the Company or any Company Subsidiary; provided that each such Company Stock Option shall remain subject to earlier termination in accordance with the terms of the applicable Company Stock Plan.
(b)As of immediately prior to the Closing Effective Time, each Company RSU, whether vested or unvested, that is outstanding immediately prior to the Closing Effective Time shall become fully vested, automatically and without any action on the part of the holder thereof, and shall thereafter remain subject to settlement in accordance with the terms and conditions of the applicable Company Stock Plan and the award agreement evidencing such Company RSU.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as (a) disclosed in the reports, schedules, forms, statements and other documents (including those incorporated by reference) filed by the Company (or its predecessor) with, or furnished by the Company (or its predecessor) to, the SEC since January 1, 2025 and publicly available at least two Business Day prior to the Agreement Date (the “Filed Company SEC Documents”) (but excluding in the case of this clause (a) any risk factor disclosure under the headings “Risk Factors” or “Special Note Regarding Forward-Looking Statements” or other similar cautionary, predictive or forward-looking disclosures contained in such Filed Company SEC Documents; provided that any historical or current factual information shall not be excluded), or (b) set forth in the letter, dated as of the Agreement Date, from the Company to Parent and Merger Sub (which shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article

IV, and the disclosure in any section shall be deemed to qualify or apply to other sections in this Article IV to the extent that it is reasonably apparent on its face that such disclosure also qualifies or applies to such other sections) (the “Company Disclosure Letter”), Company represents and warrants to Parent and Merger Sub as follows:
Section 4.01Organization, Standing and Power. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company (a) has full power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted and (b) is duly qualified or licensed to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification or licensing necessary, other than where the failure to have such power and authority or to be so qualified or licensed has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. True and complete copies of the certificate of incorporation of the Company, as amended to the Agreement Date (as so amended, the “Company Charter”), and the bylaws of the Company, as amended to the Agreement Date (as so amended, the “Company Bylaws”), are included in the Filed Company SEC Documents. The Company Charter and the Company Bylaws are in full force and effect and the Company is not in violation of any of the provisions of the Company Charter and is not in violation of any of the provisions of the Company Bylaws.
Section 4.02Capital Structure.
(a)As of the date hereof, the authorized capital stock of the Company consists of 500,000,000 shares of Company Common Stock, par value $0.0001 per share, and 10,000,000 shares of undesignated preferred stock, par value $0.0001 per share (the “Company Preferred Stock”). At the close of business on June 30, 2026 (the “Measurement Date”), (i) 31,144,754 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) no shares of Company Common Stock were held by the Company in its treasury, (iv) 4,771,482 shares of Company Common Stock were subject to outstanding Company Stock Options with a weighted average exercise price of $12.60 per share, (v) 9,827,785 shares of Company Common Stock were reserved for issuance pursuant to Company Stock Plans of which 4,362,081 were available for future grant, and (vi) 31,735,500 shares of Company Common Stock were issuable upon exercise of the Company Warrants with a weighted average exercise price of $0.0001 per share. Except as set forth above, at the close of business on the Measurement Date, no shares of capital stock of the Company were issued, reserved for issuance or outstanding. From the Measurement Date to the Agreement Date, there have been no issuances by the Company of shares of capital stock or other voting securities or equity interests of the Company, Company Equity Awards, or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock or other voting securities or equity interests of the Company or other rights that give the holder thereof any economic or voting interest of a nature accruing to the holders of Company Common Stock, other than the issuance of Company Common Stock upon the exercise of Company Stock Options or Company Warrants in accordance with their terms. No shares of Company Common Stock are held by any Company Subsidiary.
(b)Section 4.02(b) of the Company Disclosure Letter sets forth, as of the Measurement Date, a list of each holder of a Company Equity Award (including such holder’s relationship to the Company), including (i) with respect to each Company Equity Award, the date of grant of such Company Equity Award, the number of shares of Company Common Stock subject to such Company Equity Award, the Company Stock Plan under which such Company Equity Award was granted, the vesting schedule of such Company Equity Award and the performance conditions associated with any Company Equity Award that is subject to performance-based vesting, and (ii) with respect to each Company Stock Option, the exercise price per share of Company Common Stock subject to such Company Stock Option, the expiration date of such Company Stock Option and whether such Company Stock Option is intended to be treated as an “incentive stock option” pursuant to Section 422 of the Code. None of the Company Equity Awards constitute nonqualified deferred compensation within the meaning of Section 409A of the Code.
(c)All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.
(d)As of the Agreement Date, other than as set forth in Section 4.02(d) of the Company Disclosure Letter, there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote by virtue of their ownership thereof (“Voting Company Debt”).
(e)Except as set forth in Sections 4.02(b), 4.02(d), 4.02(e), 4.02(h)-1 and 4.02(h)-2 of the Company Disclosure Letter, as of the Agreement Date, there are no options, warrants, convertible or exchangeable securities, stock-based performance units or other rights or Contracts to which the Company is a party or by which the Company is bound (i) obligating the Company to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, additional shares of capital stock of, or other voting securities or equity interests in, or any security convertible or exchangeable for any shares of capital stock of, or other voting securities or equity interests in, the Company or any Voting Company Debt, (ii) obligating the Company to issue, grant or enter into any such option, warrant, security, unit, right or Contract, (iii) that give any Person the right to receive any economic or voting interest of a nature accruing to the holders of Company Common Stock or (iv) restricting the transfer of, containing any right of first refusal or right of first offer with respect to, or requiring the registration for sale of any shares of, capital stock of the Company.
(f)As of the Agreement Date, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock of the Company, except for (i) acquisitions of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price of Company Stock Options, (ii) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans and (iii) the acquisition by the Company of shares of Company Common Stock or Company Equity Awards in connection with the forfeiture of such shares or awards.
(g)All Company Equity Awards are evidenced by written award agreements, in each case, substantially in the forms that have been made available to Parent, except to the extent that such agreements differ from such forms and from one another with respect to the number of shares of Company Common Stock covered thereby, the exercise price, vesting schedule and expiration date applicable thereto. Each Company Stock Option has an exercise price per share that is no less than the fair market value, as of the grant date of such Company Stock Option, per share of Company Common Stock subject to such Company Stock Option, determined in a manner consistent with Section 409A of the Code.
(h)Sections 4.02(h) of the Company Disclosure Letter accurately sets forth with respect to each Company Warrant that is outstanding as of the Measurement Date: (i) the name of the holder of such Company Warrant, (ii) the number of Company Common Stock issuable upon exercise of such Company Warrant, (iii) the exercise price per share of Company Common Stock purchasable under such Company Warrant and (iv) the expiration date of such Company Warrant.
(i)Other than as set forth in Section 4.02(i) of the Company Disclosure Letter, all of the outstanding shares of capital stock or equivalent equity interests of each of the Company Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company free and clear of all material liens, pledges, security interests or other encumbrances.
Section 4.03Subsidiaries; Equity Interests. Section 4.03 of the Company Disclosure Letter sets forth a true and complete list of each Company Subsidiary. Except for its interest in the Company Subsidiaries, neither the Company nor any Company Subsidiary owns, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other Person. Each Company Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Company Subsidiary (a) has full power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted and (b) is duly qualified or licensed to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification or licensing necessary, other than where the failure to have such power and authority or to be so qualified or licensed has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Other than the capital stock owned by the Company or as set forth in Section 4.03 of the Company Disclosure Letter, there are no outstanding shares of capital stock of any Company Subsidiary or options, warrants, exchangeable securities, share-based performance units or other rights to acquire shares of capital stock of any Company Subsidiary.
Section 4.04Authority; Execution and Delivery; Enforceability.
(a)The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, to consummate the Transactions. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions has been duly authorized by all necessary corporate action on the part of the Company, subject to obtaining the Company Stockholder Approval. The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes the Company’s legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting the enforcement of creditors’ rights and remedies, or by general principles of equity governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity and except as rights to indemnity and contribution may be limited by state or federal securities laws or public policy underlying such laws (the “Bankruptcy, Equity and Indemnity Exception”)).
(b)The Special Committee, at a meeting duly called and held, duly and unanimously adopted resolutions that (i) determined that this Agreement, the CVR Agreement and the Transactions are fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Transactions, in each case on the terms and subject to the conditions set forth in this Agreement, (iii) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions, and (iv) recommended that the holders of shares of Company Common Stock adopt this Agreement and directed that this Agreement be submitted to the Company Stockholders at the Company Stockholders Meeting for adoption (collectively, the “Company Board Recommendation”), which resolutions, as of the Agreement Date, have not been rescinded, modified or withdrawn in any way.
Section 4.05No Conflicts; Consents.
(a)The execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation, first offer, first refusal, modification or acceleration of any right, obligation or loss of a benefit under, or result in the creation of any Lien (other than any Permitted Lien) upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter or the Company Bylaws, (ii) any Material Contract to which the Company or any Company Subsidiary is a party or (iii) subject to the filings and other matters referred to in Section 4.05(b), any Judgment or, assuming the representations and warranties set forth in Section 5.01(g) are true and correct, any Law, in either case, that is applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such items that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity, is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) the filing with the SEC of (A) the letter to stockholders, notice of meeting, form of proxy and proxy statement relating to the Company Stockholders Meeting and any annexes, schedules or exhibits filed in connection therewith, in each case as amended or supplemented from time to time (collectively, the “Proxy Statement”) and (B) such filings under the Exchange Act as may be required in connection with this Agreement, the Merger and the other Transactions, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) such filings as may be required under the rules and regulations of Nasdaq and (iv) such other items the failure of which to obtain or make would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.
Section 4.06SEC Documents; Undisclosed Liabilities.
(a)Since January 1, 2025, the Company has filed all material reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC on a timely basis pursuant to Sections 13(a) and 15(d) of the Exchange Act (collectively, and, in each case, including all exhibits and schedules thereto and documents incorporated by reference therein, as such statements and reports may have been amended since the date of their filing, the “Company SEC Documents”). As of the Agreement Date, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC relating to the Company SEC Documents and none of the Company SEC Documents are, to the Knowledge of the Company, the subject of ongoing SEC review.
(b)As of their respective SEC filing dates, each Company SEC Document complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”) or the Exchange Act and the Sarbanes-Oxley Act of 2002 and all rules and regulations promulgated by the SEC thereunder, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and except to the extent amended or superseded by a subsequent filing with the SEC prior to the Agreement Date, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the Company makes no representation or warranty with respect to information furnished in writing by Parent, Merger Sub or their respective Affiliates specifically for inclusion or use in any such document; provided, further, that no representation is made as to the accuracy of any forward-looking statements.
(c)The audited annual consolidated financial statements and the unaudited quarterly consolidated financial statements (including, in each case, the notes thereto) of the Company included or incorporated by reference in the Company SEC Documents when filed or to be included (i) complied, or will comply when filed, as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) were, or when filed will be, prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be expressly indicated in the notes thereto) and (iii) fairly presented, or will fairly present, in all material respects the consolidated financial position of the Company as of the dates thereof and the consolidated results of their operations and cash flows for the periods covered thereby (subject, in the case of unaudited quarterly statements, to normal and recurring year-end adjustments).
(d)Except as reflected or reserved against in the consolidated balance sheet of the Company as of March 31, 2026, or the notes thereto, included in the Company SEC Documents (such balance sheet and the notes thereto, the “Company Balance Sheet”), the Company and the Company Subsidiaries do not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than (i) liabilities or obligations incurred in the Ordinary Course since the date of the Company Balance Sheet, (ii) liabilities that are executory performance obligations arising under Contracts to which the Company or any Company Subsidiary is a party (other than to the extent arising from a breach thereof by the Company or any Company Subsidiary), (iii) liabilities or obligations incurred in connection with the Transactions and (iv) liabilities or obligations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(e)The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15 and 15d-15 under the Exchange Act) that (i) are designed to ensure that material information relating to the Company and the Company Subsidiaries is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared and (ii) are effective in all material respects to perform the functions for which they were established. From the date of the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 to the Agreement Date, the Company’s auditors have not identified to the audit committee of the Company Board (A) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company is in compliance in all material respects with the applicable listing and other rules and regulations of Nasdaq.
(f)The Company and the Company Subsidiaries have not effected, entered into or created any securitization transaction or “off-balance sheet arrangement” (as defined in Item 303(c) or Regulation S-K under the Exchange Act).
Section 4.07Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or disseminated to the Company Stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided that the Company makes no representation or warranty with respect to information furnished in writing by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in any such document. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by the Company with respect to statements included or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein.

Section 4.08Absence of Certain Changes or Events.
(a)Since December 31, 2025, there has not been any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)From the date of the Company Balance Sheet to the Agreement Date, except as set forth in Section 4.08(b) of the Company Disclosure Letter, the Company has conducted its business in the ordinary course in substantially the same manner as previously conducted, and during such period there has not been:
(i)any declaration, setting aside, accrual or payment of any dividend on, or making of any other distribution (whether in cash, stock, equity securities or property) in respect of, any capital stock of the Company;
(ii)any split, combination or reclassification of any capital stock of the Company or the Company Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company;
(iii)except as required pursuant to the terms of any Company Benefit Plan in effect as of the date of the Company Balance Sheet, (A) any granting to any director, employee or other individual service provider of the Company or any Company Subsidiary any increase in compensation or benefits (including any increase in severance, termination protection, change in control, retention, or other similar compensation of benefits); (B) any acceleration of any rights or benefits under any Company Benefit Plan, or any acceleration of the funding of any payments or benefits under any Company Benefit Plan; (C) any entry by the Company or any Company Subsidiary into any Company Benefit Plan, other than offer letters (I) entered into in the Ordinary Course with employees below the level of senior vice-president or as disclosed in the Company SEC Documents and (II) that do not include any severance, termination protection, change in control, retention or other similar compensation or benefits; (D) any material amendment or termination of any Company Benefit Plan; or (E) any adoption, entry into, negotiation, establishment, amendment, or modification by the Company or any Company Subsidiary of any collective bargaining agreement or other Contract with a labor union, works council or employee association representing any of its employees;
(iv)any change in accounting methods, principles or practices by the Company (other than any immaterial change thereto), except as may have been required (A) by GAAP (or any authoritative interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization or (B) by Law, including Regulation S-X promulgated under the Securities Act;
(v)any sale, lease (as lessor), license or other disposition of (including through any “spin-off”), or pledge, encumbrance or other Lien imposed upon (other than a Permitted Lien), any properties or assets (other than Intellectual Property) that are material, individually or in the aggregate, to the Company except (A) sales or other dispositions of inventory or assets in the Ordinary Course or (B) pursuant to Contracts to which the Company is a party made available to Parent and in effect prior to the date of the Company Balance Sheet;
(vi)any sale, assignment or exclusive license of any material Company Intellectual Property to a third party, except for (A) non-exclusive licenses to Intellectual Property granted in the Ordinary Course, (B) abandonment, lapse, cancellation, expiration or other disposition of any Company Registered Intellectual Property that is obsolete or otherwise no longer useful in the conduct of the business of the Company, that is at the end of the applicable statutory term, or that occurs in the ordinary course of prosecution or maintenance, or (C) transactions among the Company and the Company Subsidiaries or among the Company Subsidiaries;
(vii)any acquisition, in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other similar manner, of any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or any other Person (other than the Company), with an aggregate amount of consideration paid or transferred by the Company and in excess of $1,000,000;
(viii)any filing of or change to a material Tax election, any change to an annual Tax accounting period or any change to a material method of Tax accounting, any filing of an amended material Tax

Return, any entry into a closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), or any settlement or compromise of a material Tax liability or refund;
(ix)any settlement or compromise of, or written offer or proposal to settle or compromise, any Proceeding involving or against the Company or any Company Subsidiary, except for settlements or compromises of non-criminal Proceedings that (A) did not involve the payment of amounts in excess of $1,000,000 in the aggregate by the Company, (B) did not impose any material restriction on the business or activities of the Company or any current or future subsidiaries of the Company or Parent or its current or future subsidiaries, (C) did not involve the admission of wrongdoing by the Company or any Company Subsidiary and (D) did not involve any license, cross license or similar arrangement with respect to any Intellectual Property or Product Candidates; or
(x)any agreement on the part of the Company to do any of the foregoing.
Section 4.09Taxes.
(a)The Company and each Company Subsidiary have (i) timely filed, or caused to be timely filed, taking into account any extensions of time within which to file, all income and other material Tax Returns required to have been filed by or with respect to the Company or any Company Subsidiary and all such Tax Returns are true and complete in all material respects and (ii) paid, or caused to be paid, in full on a timely basis all income and other material Taxes imposed on or required to be paid by or with respect to the Company or any Company Subsidiary, whether or not shown as due on any such Tax Returns, including any Taxes required to be withheld, collected or deposited by or with respect to the Company or any Company Subsidiary.
(b)(i) No deficiency for any material Tax has been asserted or assessed by a Tax Authority in writing against the Company or any Company Subsidiary which deficiency has not been paid, settled or withdrawn and (ii) no current audit, examination, investigation, inquiry or other proceeding in respect of any material Taxes or material Tax Returns of the Company or any Company Subsidiary has been proposed or threatened in writing.
(c)Each of the Company and the Company Subsidiaries has complied in all material respects with all applicable Laws relating to the payment, collection, withholding and remittance of Taxes (including information reporting requirements) with respect to payments made to any employee, creditor, independent contractor, stockholder or other third party.
(d)Neither the Company nor any Company Subsidiary has any liability for the Taxes of any other Person pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), by reason of having been a member of an affiliated, consolidated, combined, unitary, group relief or similar Tax group, or as a transferee or successor, other than with respect of any such group the common parent of which is or was the Company. Neither the Company nor any Company Subsidiary is or has ever been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is or was the Company) or any similar group for state, local or non-U.S. tax purposes.
(e)Since January 1, 2024, neither the Company nor any Company Subsidiary has received written notice of any material claim made by a Tax Authority in a jurisdiction where the Company or Company Subsidiary does not file a Tax Return that the Company or any Company Subsidiary is subject to taxation by that jurisdiction. Neither the Company nor any Company Subsidiary has extended (which extension remains outstanding), and there are no outstanding requests, agreements, consents or waivers to extend, the statutory period of limitations applicable to the assessment of any material Taxes or material Tax deficiencies against the Company or a Company Subsidiary, other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course.
(f)Neither the Company nor any Company Subsidiary is a party to, bound by or subject to any (i) Tax sharing, Tax allocation or Tax indemnification agreement that would have a continuing effect after the Merger Closing Date (other than tax provisions of agreements with third parties, the primary subject matter of which is not Tax), (ii) closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), which agreement will be binding on the Company or a Company Subsidiary, as applicable, after the Merger Closing Date or (iii) private letter ruling of the Internal Revenue Service or comparable ruling of any Tax Authority.

(g)Within the past three years, neither the Company nor a Company Subsidiary has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.
(h)Neither the Company nor any Company Subsidiary has been a party to or participated in a transaction that constitutes a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state or local Law).
(i)The Company has not been, and will not be, a United States real property holding company within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
Section 4.10Labor Relations.
(a)Neither the Company nor any Company Subsidiary is or has ever been party to, or has or ever had a duty to bargain for or negotiate in connection with entering into, any collective bargaining agreement or other Contract with a labor union, works council or employee association representing any of its employees. As of the date hereof, there are no labor organizations representing or purporting to represent or that previously represented any employees of the Company or any Company Subsidiary, and there is not, nor has there been, any attempt to organize any employees of the Company or Company Subsidiary for the purpose of forming or joining a labor union, works council or employee association.
(b)Neither the Company nor any Company Subsidiary has (i) ever experienced any material labor disputes, or any strikes, work stoppages, slowdowns, lockouts or union organization attempts concerning any employees of the Company or (ii) engaged in any unfair labor practice, nor is there any unfair labor practice charge or complaint or other Proceeding presently pending or threatened in writing against the Company or any Company Subsidiary before the National Labor Relations Board or any equivalent state, provincial or local Governmental Entity.
(c)Since January 1, 2024, no Person has applied to have the Company or any Company Subsidiary declared a common or single employer pursuant to applicable Law in any jurisdiction in which the Company or any Company Subsidiary carries on business.
(d)Since January 1, 2024, the Company and all Company Subsidiaries have been in compliance in all material respects with applicable Laws relating to labor and employment, including those relating to wages, hours, benefits, labor, leave, harassment, retaliation, equal employment opportunity, human rights, pay equity and pay transparency, reasonable accommodations, break and meal periods, engagement of independent contractors (including the appropriate classification of the same), occupational safety and health, workers’ compensation, immigration, French language, termination of employment, and other terms and conditions of employment (including the proper classification and compensation of employees for purposes of the Fair Labor Standards Act and cognate state, provincial and local laws that are applicable to the Company or such Company Subsidiary), Laws in respect of any reduction in force, including notice, information, and consultation requirements, and the Immigration and Nationality Act, 8 U.S.C. Sections 1101 et seq. and its implementing regulations. There is no material labor or employment-related Proceeding against the Company or any Company Subsidiary pending, or to the Knowledge of the Company, threatened.
(e)All individuals who perform services for the Company or any Company Subsidiary and who have been classified as other than employees have been properly classified as such and the Company has taken commercially reasonable measures to mitigate the risk of co- or joint-employment claims. As of the date hereof, neither the Company nor any Company Subsidiary has received, nor are there any pending or threatened notices from any Person, disputing such classification.
(f)To the Knowledge of the Company since January 1, 2024, (i) no Governmental Entity has threatened or initiated any material complaints, charges, lawsuits, grievances, claims, arbitrations, administrative proceedings or other proceeding(s) or investigation(s) with respect to the Company or any Company Subsidiary arising out of, in connection with, or otherwise relating to any Laws governing labor or employment and (ii) no Governmental Entity has issued or, to the Knowledge of the Company, threatened to issue any significant citation, order, judgment, fine, penalty, charge, or decree against the Company or any Company Subsidiary with respect to any Laws governing labor or employment.

(g)Since January 1, 2024, no formal (or to the Knowledge of the Company on the date hereof, informal) allegation, complaint, charge, or claim of harassment on the basis of gender, sex or race, sexual assault, sexual misconduct, gender discrimination, racial or ethnic discrimination has been made against any Person who is or was an officer, director, manager or supervisory-level employee of the Company (a “Misconduct Allegation”), and neither the Company nor any Company Subsidiary has entered into any settlement agreement, tolling agreement, non-disparagement agreement, confidentiality agreement or non-disclosure agreement, or any similar contract with respect to any Misconduct Allegation.
(h)The Company has made available to Parent a complete and accurate list of each individual who is employed by the Company or a Company Subsidiary as of the Agreement Date, listed by their employee number, if any, and title, without listing their names, and including their salaries, wage rates, commissions, bonus targets, overtime entitlement and accrual, location of employment (country, state, and province, as applicable), status as full-time or part-time, exemption status under the Fair Labor Standards Act (as applicable), employing entity and hire date, annual vacation entitlement in days and accrued and unused vacation days, and any other paid time-off entitlement in days and accrued and unused days of such paid time-off. In addition, Section 4.10(h) of the Company Disclosure Letter lists any Company Employee currently on leave of absence, together with the type of leave, their expected date of return to work, if known, and indicating whether the employee is in receipt of disability benefits or workers’ compensation benefits.
Section 4.11Employee Benefits.
(a)Section 4.11(a) of the Company Disclosure Letter sets forth a true and complete list, as of the Agreement Date, of each material Company Benefit Plan.
(b)With respect to each Company Benefit Plan, the Company has made available to Parent true and complete copies of (i) such Company Benefit Plan, including all amendments thereto (or, in either case, with respect to any unwritten Company Benefit Plan, a written description thereof), (ii) each trust, insurance, annuity or other funding Contract to which the Company is a party with respect thereto, including all amendments, riders, schedules, and attachments thereto, (iii) a current Internal Revenue Service opinion or favorable determination letter related thereto (if any) and all rulings, opinion letters, information letters, or advisory opinions issues by the Internal Revenue Service, the U.S. Department of Labor or other Governmental Entity, (iv) the current prospectus and summary plan description or member booklet and all material modifications thereto, if any, or any written summary provided to participants with respect to any plan for which no summary plan description exists, (v) the most recent annual report on Form 5500 required to be filed with the Internal Revenue Service with respect thereto (if any), including all schedules and attachments thereto, (vi) the most recently prepared actuarial report, asset statement, financial statements and coverage and non-discrimination testing results, and (vii) all material correspondence with a Governmental Entity received in the last three years with respect thereto.
(c)Except as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a material liability to the Company or any Company Subsidiary and otherwise is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), (i) each Company Benefit Plan has been established, administered, registered and funded in accordance with its terms and is in compliance with all applicable Laws, including applicable provisions of ERISA, the Code and the Income Tax Act (Canada), (ii) there are no pending audits or investigations by any Governmental Entity involving any Company Benefit Plan, (iii) there are no pending or, to the Knowledge of the Company, threatened claims (except for individual claims for benefits payable in the normal course of operation), suits or Proceedings involving any Company Benefit Plan, any fiduciary thereof or any service provider thereto and (iv) all contributions or premiums required to be collected and remitted or paid by the Company or a Company Subsidiary under the terms of each Company Benefit Plan or by Law have been collected and remitted or paid in a timely fashion. Neither the Company, any Company Subsidiary nor any of their respective directors, employees or agents has, with respect to any Company Benefit Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, that would reasonably be expected to result in the imposition of a future penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to the Company, any Company Subsidiary or any Company Benefit Plan or for which the Company or any Company Subsidiary has any future indemnification obligation, except as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a material liability to the Company or any Company Subsidiary and otherwise is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole).

(d)Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has received a favorable determination letter as to such qualification or registration from the Internal Revenue Service, has applied (or has time remaining in which to apply) to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Law in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or (ii) has been established under a standardized prototype plan for which an opinion letter from the Internal Revenue Service (or any comparable Governmental Entity) has been obtained by the plan sponsor and is valid as to the adopting employer, and, in each case, no event has occurred, either by reason of any action or failure to act, that would reasonably be expected to cause the loss of any such qualification, registration or tax-exempt status, except where such loss of qualification, registration or tax-exempt status has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a material liability to the Company or any Company Subsidiary and otherwise is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole).
(e)Neither the Company nor any Company Subsidiary nor any Commonly Controlled Entity sponsors, maintains, contributes to, or has sponsored, maintained, contributed to or been required to maintain or contribute to, or has or may have any direct or indirect liability under or with respect to, (i) any plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit plan (whether or not subject to ERISA), (ii) any “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) a plan that has two or more contributing sponsors, at least two of whom are not under common control, (iv) a “registered pension plan” within the meaning of subsection 248(1) of the Income Tax Act (Canada), (v) a “retirement compensation arrangement” within the meaning of subsection 248(1) of the Income Tax Act (Canada) or (vi) an “employee life and health trust” within the meaning of subsection 248(1) of the Income Tax Act (Canada). No Company Benefit Plan is intended to be or has ever been found or alleged by a Governmental Entity to be a “salary deferral arrangement” within the meaning of subsection 248(1) of the Income Tax Act (Canada).
(f)Neither the Company nor any Company Subsidiary has or may have any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or any Company Subsidiary (or any of their eligible dependents or beneficiaries), other than (i) for continuation coverage required under Section 4980B(f) of the Code or any state Laws at the sole premium cost of the recipient, (ii) COBRA continuation coverage provided to a terminated employee in connection with the execution of a release of claims and disclosed in Section 4.11(f) of the Company Disclosure Letter or (iii) to the minimum extent required by applicable Canadian employment standards Laws. The Company has accrued a liability in its financial statements in accordance with GAAP in respect of accrued personal, sick or vacation time of the Company’s and any Company Subsidiary’s employees pursuant to the personal, sick or vacation time policies applicable to such employees.
(g)Neither the execution of this Agreement nor the Merger or any other Transaction (alone or in conjunction with any other event, including any termination of employment on or following the Closing Effective Time) will (i) entitle any current or former director, officer, employee or individual service provider of the Company or any Company Subsidiary to any new type of compensation or benefit or any increase in the amount of any compensation or benefit under any Company Benefit Plan, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefit or trigger any other obligation under any Company Benefit Plan, or (iii) result in any violation of, or default under, any Company Benefit Plan or limit or restrict the right to merge, amend or terminate any Company Benefit Plan, except as set forth in Section 4.11(g) of the Company Disclosure Letter.
(h)Neither the Company nor any Company Subsidiary is a party to, and is not otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement (or similar “make whole” payments or indemnities) of Taxes imposed under Sections 409A of the Code (or any corresponding provisions of state or local Law relating to Tax) or other material gross-up or reimbursement of Taxes.
(i)To the extent applicable, all Company Benefit Plans maintained primarily for the benefit of directors, employees and individual service providers outside of the United States (each, a “Foreign Plan”) comply with applicable Laws, and all such Foreign Plans that are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based on reasonable actuarial assumptions, except as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a material liability to the Company or any Company Subsidiary and otherwise is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole). To the extent any Foreign Plan exists as a result of any labor union or works council negotiation, no such Foreign Plan provides for benefits in excess of what is mandated by applicable Law.
Section 4.12Property. Neither the Company nor any Company Subsidiary currently owns any real property. Section 4.12 of the Company Disclosure Letter sets forth the address of each Leased Real Property and the Company or Company Subsidiary which holds a leasehold interest in such Leased Real Property and a true and complete list of each Real Property Lease. Except as would not be material to the Company and the Company Subsidiaries (taken as a whole), the Company and each Company Subsidiary (a) have a good and valid leasehold interest in each Real Property Lease, free and clear of all Liens, except Permitted Liens, (b) have complied with, and, to the Knowledge of the Company, each other party has complied with, the terms of all Real Property Leases, and all such Real Property Leases are in full force and effect, subject to the application of any bankruptcy or other creditor’s rights laws and (c) is not in breach or default under any such Real Property Leases, and to the Knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default under such Real Property Leases. Except as set forth on Section 4.12 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary have subleased or otherwise granted to any Person the right to use, enjoy or occupy any portion of the Leased Real Property. To the Knowledge of the Company as of the date hereof, there is no pending or threatened condemnation or similar proceeding affecting the Leased Real Property.
Section 4.13Contracts.
(a)Except for this Agreement and the Contracts disclosed in and filed as exhibits to the Filed Company SEC Documents, Section 4.13(a) of the Company Disclosure Letter sets forth a true and complete list, as of the Agreement Date, and the Company has made available to Parent true and complete copies, of:
(i)each Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;
(ii)each non-competition or other Contract to which the Company or any Company Subsidiary is a party that (A) materially restricts the ability of the Company or any Company Subsidiary, to compete in any business or with any Person in any geographical area, (B) requires the Company or any Company Subsidiary, to conduct any business on a “most favored nations” basis with any third party, (C) grants a third party development rights or marketing or distribution rights with respect to any Product Candidate, (D) requires the Company or any Company Subsidiary to purchase a minimum quantity of goods or supplies relating to any Product Candidate (other than, for clarity, purchase orders providing for a specified quantity of any such goods or supplies), in favor of any third party or (E) obligates the Company or any Company Subsidiary to purchase or otherwise obtain any product or service exclusively from any third party or sell any product or service exclusively to any third party, or otherwise engage in business on an exclusive basis with any third party, or grants any third party exclusive rights to develop or commercialize any Product Candidate, or (F) contains any material rights of first refusal, rights of first negotiation, or similar obligations or restrictions in favor of any third party, including those which provide to any third party an exclusive or preferential right to purchase, lease, sublease, license, sublicense, use, possess or occupy any material assets (including material Company Intellectual Property) of the Company or any Company Subsidiary;
(iii)each Contract under which the Company or any Company Subsidiary receives a material license or covenant not to sue under any Intellectual Property from any third party, except for the following Contracts: (1) off-the-shelf, commercially available or “shrink-wrap” software or computer services agreements (including agreements under which such software is delivered as a service) for which the total amount paid by Company and Company Subsidiaries, in the aggregate, is less than $1,000,000 and under which there are no transfers of ownership or licenses of Company Intellectual Property to any third party; (2) open source software licenses; (3) materials transfer agreements, clinical study agreements, non-disclosure agreements, sponsored research agreements, and other similar arrangements, in each case entered into in the Ordinary Course, and in each case that do not (A) transfer ownership of Intellectual Property from the Company or any Company Subsidiary to any third party, (B) grant any exclusive license under any Company Intellectual Property to any third party, (C) grant to any third party a license to use material Company Intellectual Property for the supply, manufacturing, or commercialization of products or (D) grant to any third party a license to use material Company Intellectual Property for the research or development of products (other than, in the case of this clause (D), a non-exclusive license to use Company Intellectual Property for such research or development performed on behalf of, or for the benefit of, the Company or any Company Subsidiary); (4) Contracts granting to the Company a license, ownership or other rights in or to rights (including rights in trademarks, feedback or other Intellectual Property) that are only incidental to the primary purpose of such Contracts and are not material to the business of the

Company or any Company Subsidiary and under which there are no transfers of ownership or licenses of Company Intellectual Property to any third party; (5) Contracts for the provision of goods or services to Company or a Company Subsidiary that grant vendors or service providers of the Company or any Company Subsidiary only a non-exclusive license to rights in connection with, and solely for the purposes of, such vendor’s or service provider’s provision of goods or services to the Company or any Company Subsidiary; and (6) employment agreements, invention assignment agreements, advisor agreements, consulting agreements, and other similar agreements entered into in the Ordinary Course that contain transfers of ownership and licenses of Intellectual Property only to the Company or any Company Subsidiary, or if containing licenses of Intellectual Property to the counterparty, contain only nonexclusive licenses to the counterparty for the sole purpose of authorizing performance of such counterparty’s services for the Company or Company Subsidiary (collectively, clauses (1) to (6) “Standard IP Contracts”) (for purposes of this Agreement a covenant not to sue or other immunity under a Contract with respect to Intellectual Property constitutes a license);
(iv)each Contract under which the Company or any Company Subsidiary grants a material license to any third party, except for Standard IP Contracts;
(v)each Contract to which the Company or any Company Subsidiary is a party with any academic institution or Governmental Entity that provides for the provision of funding to the Company or any Company Subsidiary for research and development activities involving the creation of material Intellectual Property, except for clinical study agreements, materials transfer agreements and non-disclosure agreements entered into in the Ordinary Course in each case that do not (1) transfer ownership of Intellectual Property from the Company or any Company Subsidiary to any third party, (2) grant any exclusive license under any Company Intellectual Property to any third party, (3) grant to any third party a license to use material Company Intellectual Property for the supply, manufacturing, or commercialization of products or (4) grant to any third party a license to use material Company Intellectual Property for the research or development of products (other than, in the case of this clause (4), a non-exclusive license to use Company Intellectual Property for such research or development performed on behalf of, or for the benefit of, the Company or any Company Subsidiary);
(vi)other than any Company Benefit Plan, and any Contract that can be terminated for convenience on notice by the Company, each Contract to which the Company or any Company Subsidiary is a party that provides for recurring annual minimum payments or receipts (other than milestone, royalty or similar payments or other contingent payments) in excess of $1,000,000;
(vii)each Contract to which the Company or any Company Subsidiary is a party relating to indebtedness for borrowed money or any financial guaranty;
(viii)each Contract to which the Company or any Company Subsidiary is a party involving in excess of $1,000,000 that provides for the acquisition or disposition of any assets or any businesses (whether by merger, sale of stock, sale of assets or otherwise) that (A) has not yet been consummated or (B) has outstanding any purchase price adjustment, “earn-out,” material payment or similar obligations on the part of the Company or any Company Subsidiary, in each case, excluding any Contract required to be listed in Sections 4.13(a)(iii), 4.13(a)(iv) or 4.13(a)(ix) of the Company Disclosure Letter;
(ix)each Contract to which the Company or any Company Subsidiary is a party pursuant to which the Company or such Company Subsidiary has continuing milestone or similar contingent payments obligations, including upon the achievement of regulatory or commercial milestones or payment of royalties or other amounts calculated based upon any revenues or income of the Company, in each case, that would reasonably be expected to result in aggregate payments in excess of $1,000,000 after the Agreement Date;
(x)each Contract to which the Company or any Company Subsidiary is a party that obligates the Company or such Company Subsidiary to make any expenditure, including a capital commitment, loan or capital expenditure, in an aggregate amount in excess of $5,000,000 after the Agreement Date;
(xi)each Contract to which the Company or any Company Subsidiary is a party, that relates to the formation, creation, operation, management or control of any legal partnership or any joint venture entity pursuant to which the Company or such Company Subsidiary has an obligation (contingent or otherwise) to make a material investment in or material extension of credit to any Person, in each case, excluding any Contracts required to be listed in Section 4.13(a)(ix) of the Company Disclosure Letter and Contracts solely among the Company and/or Company Subsidiaries;

(xii)each stockholders’, investors rights’, registration rights or similar Contract to which the Company is a party (excluding Contracts governing Company Stock Options or Company Warrants);
(xiii)each Real Property Lease;
(xiv)the Real Property Sublease;
(xv)each Contract with any sole-source suppliers of material products or services necessary for the manufacture of Product Candidates;
(xvi)each Contract that is a manufacturing agreement for the clinical or commercial manufacturing and supply of any Product Candidate, in each case, that is material to a Product Candidate;
(xvii)each Contract that is (A) a collective bargaining agreement or (B) with any labor organization;
(xviii)each Contract with any third party requiring the Company or any of the Company Subsidiaries to use commercially reasonable (or similar) efforts related to research, development, regulatory approval, commercialization, sales, or marketing of any Product Candidate or any other product candidate, in consideration of, or in order for the Company or any of the Company Subsidiaries to maintain, a material license under the Intellectual Property of such third party; and
(xix)each Contract that would be required to be disclosed by the Company under Item 404 of Regulation S-K under the Securities Act.
Each such Contract described in clauses (i) through (xix) is referred to in this Agreement as a “Material Contract.”
(b)Each of the Material Contracts is valid, binding and enforceable (except as such enforceability may be limited by the Bankruptcy, Equity and Indemnity Exception) on the Company or the applicable Company Subsidiary, as the case may be, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid, binding or enforceable or to be in full force and effect as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Section 4.13(b) of the Company Disclosure Letter, there is no material default under any Material Contract by the Company or the applicable Company Subsidiary or, to the Knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder by the Company or, to the Knowledge of the Company, any other party thereto.
Section 4.14Litigation. There is no Proceeding pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary, that has resulted in, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, nor is there any Judgment outstanding against the Company or any Company Subsidiary that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.15Compliance with Laws.
(a)Each of the Company and the Company Subsidiaries, and since January 1, 2024 has been, in compliance with all Judgments and Laws applicable to its business or operations, except for instances of noncompliance that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has, and since January 1, 2024 has had, in effect all Authorizations necessary for it to conduct its business as presently conducted, and all such Authorizations are in full force and effect, except for such Authorizations the absence of which, or the failure of which to be in full force and effect, have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)Neither the Company nor any Company Subsidiary, nor any of their respective officers, directors, employees or agents acting on behalf of the Company or such Company Subsidiary, nor, to the Knowledge of the Company, any other Persons acting on behalf of the Company or any Company Subsidiary, has, in the course of its actions for, or on behalf of, the Company or such Company Subsidiary: (i) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses or remunerations relating to foreign or domestic political activity, (ii) made, offered or authorized any direct or indirect unlawful payments or remunerations to any foreign or domestic Governmental Official, employee or health care professional or to any foreign or domestic political parties or campaigns, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-bribery, anti-corruption, anti-money laundering, record keeping and internal control Laws, including but not limited to any such Laws that prohibit private commercial bribery or (iv) made, offered or authorized any other bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment. Since January 1, 2024 to the Agreement Date, neither the Company nor any Company Subsidiary has received any written communication that alleges any of the foregoing, and is not, nor has been, to the Knowledge of the Company, under administrative, civil, or criminal investigation, indictment, information, suspension, debarment, or audit (other than a routine contract audit) by any party, in connection with alleged or possible violations of any Law that prohibits bribery, corruption, fraud, or other improper payments.
Section 4.16Regulatory Matters.
(a)Section 4.16(a) of the Company Disclosure Letter sets forth a true and complete list, as of the Agreement Date, and the Company has made available to Parent true and complete copies of, all material Authorizations from the FDA and any other applicable Regulatory Authorities held by the Company and each Company Subsidiary relating to the Product Candidates. The Company and the Company Subsidiaries have filed, maintained or furnished, in all material respects, with the applicable Regulatory Authorities all material required filings, declarations, listings, registrations, submissions, amendments, modifications, notices and responses to notices, applications and supplemental applications, reports (including all adverse event/experience and safety reports) and other information (collectively, the “Health Care Submissions”), and all such Health Care Submissions were complete and accurate and in compliance in all material respects with applicable Health Laws when filed (or were corrected or completed in a subsequent filing). As of the Agreement Date, no material deficiencies have been asserted in writing by any applicable Regulatory Authority to the Company with respect to any Health Care Submission that remain unresolved. The Company and the Company Subsidiaries maintain a documentary record of material submissions, correspondence, contacts and consultations with the applicable Regulatory Authorities, except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.
(b)Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2024, the Company and the Company Subsidiaries have been, in compliance with all applicable Health Laws. Since January 1, 2024, neither the Company, nor any Company Subsidiary has received any written notices from any Governmental Entity, Regulatory Authority, or any institutional review board or ethics committee alleging any violation of any Health Law, and, to the Knowledge of the Company, no investigation into a potential violation of any Health Law by the Company or any Company Subsidiary is pending.
(c)Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, the Product Candidates are being, and, since January 1, 2024, have been, developed, studied, tested, manufactured, labeled, distributed and stored in compliance in all material respects with all applicable Health Laws, and all pre-clinical studies and clinical trials conducted or being conducted with respect to the Product Candidates by or at the direction of the Company have been, since January 1, 2024, and are being conducted in compliance in all material respects with the required experimental protocols, procedures and controls and all applicable Health Laws, including applicable requirements of Good Laboratory Practices, Good Documentation Practices and Good Clinical Practices, and any other applicable Laws relating to the protection of human subjects and the privacy of patient medical records and other personal information and data. As of the Agreement Date, no clinical trial conducted by or on behalf of the Company has been terminated or suspended by any Regulatory Authority. Since January 1, 2023, neither the Company nor any Company Subsidiary, nor, to the Knowledge of the Company, any other third party involved in the research, development or study of any Product Candidate, has received any written notice from any applicable Regulatory Authority, institutional review board, ethics committee or safety monitoring committee threatening the initiation of any action to place a clinical hold order on, or otherwise requiring the termination, suspension or material modification of, any such studies or trials, in each case solely with respect to Product Candidates.
(d)Neither the Company nor any Company Subsidiary has, nor, to the Knowledge of the Company, has any of their respective officers, employees, representatives or agents (in each case, acting in the capacity of an employee, representative or agent of the Company or any Company Subsidiary) engaged in any conduct that is not compliant in any material respect with applicable Health Laws relating to the integrity of data generated or used in any clinical trials or other studies related to the development, use, handling, safety, efficacy, reliability or manufacturing of any Product Candidate.
(e)Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, since January 1, 2024, all development and manufacture of the Product Candidates, including any components thereof and any clinical supplies used in any clinical trials, by or on behalf of the Company has been conducted in compliance in all material respects with the applicable specifications and requirements of Good Manufacturing Practices and Health Laws. As of the Agreement Date, neither the Company, nor any Company Subsidiary, nor, to the Knowledge of the Company, any officer, director, employee, representative, agent or other person acting on behalf of the Company or any Company Subsidiary has, with respect to any Product Candidate, (i) been subject to a Regulatory Authority shutdown or import or export prohibition or (ii) received any Form FDA 483 (other than with respect to observations that have been resolved or addressed in all material respects), or any “warning letter” or “untitled letter” from any Regulatory Authority requiring a material change to any Product Candidate or any of the Company’s or any Company Subsidiary’s processes or procedures. The Company and the Company Subsidiaries have instituted and maintain policies and procedures reasonably designed to ensure the integrity of data generated in the manufacturing of the Product Candidates.
(f)To the Knowledge of the Company, neither the Company nor any of the Company Subsidiaries has (i) made an untrue statement of a material fact or fraudulent statement to any Regulatory Authority, (ii) failed to disclose a material fact required to be disclosed to any Regulatory Authority or (iii) committed an act, made a statement, or failed to make a statement, including with respect to any scientific data or information, that, at the time such disclosure was made or failure to disclose occurred, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991), and any amendments thereto, or for any applicable Regulatory Authority to invoke any similar policy.
(g)None of the Company, any Company Subsidiary and, to the Knowledge of the Company, any of their respective officers, employees or agents, is or has been (i) debarred under 21 U.S.C. § 335a or any similar applicable Law; (ii) excluded under 42 U.S.C. §§ 1320a-7 or 1320a-7a or any similar applicable Law, including without limitation persons identified on the HHS/OIG List of Excluded Individuals/Entities; (iii) suspended or otherwise declared ineligible for U.S. and non-U.S. federal, state, provincial or other healthcare program participation, including without limitation persons identified on the General Services Administration’s System for Award Management; (iv) convicted of any crime or engaged in any conduct that would reasonably be expected to result in debarment, exclusion, or suspension under (i), (ii), or (iii); (v) declared ineligible for the awards of contracts by any U.S. or non-U.S. federal, state, provincial or other agency; (vi) disqualified as a clinical investigator by the FDA or other Regulatory Authority; or (vii) convicted of any offense related to any U.S. and non-U.S. federal, state, provincial or other healthcare program.
(h)The Company has made available to Parent all material information about adverse events (as such term is defined or described in 21 C.F.R. 312.32) and other material safety information in the possession or control of the Company as of the Agreement Date relating to any Product Candidate that is or has been manufactured, tested, distributed, held or marketed by or on behalf of the Company.
(i)Neither the Company nor any Company Subsidiary is party to or has any ongoing reporting obligations pursuant to or under any order by any Regulatory Authority or Governmental Entity (including, for the avoidance of doubt, any corporate integrity agreement, monitoring agreement, deferred prosecution agreement, consent decree, settlement order or other similar agreement) and, to the Knowledge of the Company, no such order is currently proposed or pending. Neither the Company, nor any Company Subsidiary, nor, to the Knowledge of the Company, any of their officers, employees, representatives or agents (in each case, acting in the capacity of an officer, employee, representative or agent of the Company or any Company Subsidiary) is subject to any pending investigation by any Governmental Entity or Regulatory Authority or any pending enforcement, regulatory or administrative proceeding relating to or arising under any Health Law and, to the Knowledge of the Company, no such investigation or enforcement, regulatory or administrative proceeding has been threatened in writing.
(j)Neither the Company, nor any Company Subsidiary, nor, to the Knowledge of the Company, any third party involved in the research, development, and study of any Product Candidate has received any notices or other written correspondence from the FDA or any other Regulatory Authority that the COVID-19 pandemic has delayed or may delay the timeline for (i) providing guidance, feedback, information, or responses to any such party, (ii) holding a meeting with any such party, or (iii) making a regulatory decision or taking a regulatory action with respect to a Product Candidate in each case (i), (ii), and (iii) to the extent such delay, individually or in the aggregate, may have a material impact on the development program for any Product Candidate.
(k)Neither the Company, nor any Company Subsidiary, nor to the Knowledge of the Company any third party involved in the research, development, and study of any Product Candidate has become aware of any effects of the COVID-19 pandemic (i) on a clinical trial or a clinical or non-clinical study of any Product Candidate or (ii) on the manufacturing of any Product Candidate or its key components or the availability of key materials for such manufacturing, in each case, that, individually or in the aggregate, may have a material impact on the development program for that Product Candidate. For the avoidance of doubt, such effects may include but are not limited to delays or pauses in study initiation, study site activation, or study subject enrollment; delayed or missed study drug dosing, study assessments, or follow-up visits; other unplanned protocol deviations; disruptions in the supply of study drug; reports of adverse events that are or may be related to symptoms of COVID-19; study subject discontinuation; and delays in or the inability to monitor study sites or perform database lock, in each case, that, individually or in the aggregate, may have a material impact on the development program for such Product Candidate.
(l)The Company has made available to Parent complete and accurate copies, in all material respects, of (i) each material Health Care Submission relating to any Product Candidate submitted to the FDA or any other Regulatory Authority by or on behalf of the Company or any Company Subsidiary, including any material supplements or amendments thereto; (ii) all material clinical study reports relating to any Product Candidate; (iii) all material written correspondence to or from any Regulatory Authority, including meeting minutes and records of material contacts, in each case since January 1, 2024, relating to any Product Candidate; (iv) all material documents in the possession of the Company related to inspections by any Regulatory Authority, in each case relating to any Product Candidate; (v) all material information relating to adverse drug experiences, events or reactions or other safety information obtained or otherwise received by the Company relating to any Product Candidate; and (vi) all material manufacturing and analytical reports and non-clinical study reports relating to any Product Candidate.
Section 4.17Environmental Matters. Except for matters that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and each Company Subsidiary is, and since January 1, 2024 has been, in compliance with all applicable Environmental Laws, (ii) the Company and each Company Subsidiary possesses and is in compliance with all Authorizations required under applicable Environmental Laws for it to conduct its business as presently conducted, (iii) since January 1, 2024, neither the Company nor any Company Subsidiary has been subject to a material Judgment or Proceeding pursuant to any applicable Environmental Law and (iv) since January 1, 2024, neither the Company nor any Company Subsidiary has received any written notice alleging that the Company is in violation of, or is a “potentially responsible party” under, any applicable Environmental Law.
Section 4.18Intellectual Property.
(a)Section 4.18(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the Agreement Date, of any and all material Company Intellectual Property in the following categories: (i) issued Patents and pending applications for Patents, (ii) registered Trademarks and applications for registration of Trademarks, (iii) Internet domain names and (iv) registered Copyrights and pending applications for registration of Copyrights (the Intellectual Property referred to in clauses (i) through (iv), collectively, the “Company Registered Intellectual Property”) and includes for each such asset (A) the record owner of such asset as of the Agreement Date, (B) the jurisdiction in which such item of Company Registered Intellectual Property has been registered or filed and (C) the applicable application, registration or serial number and date. To the Knowledge of the Company, all of the material Company Registered Intellectual Property is subsisting and (other than pending applications included in the Company Registered Intellectual Property) valid and enforceable. All material registration, maintenance, renewal and other relevant filing fees that are due as of the Agreement Date have been timely paid and all material documents and certificates required to be filed in connection therewith have been timely filed with the relevant Patent, Trademark, Copyright, domain name or other authorities in the U.S. or non-U.S. jurisdictions, as the case may be, for the purpose of maintaining such Company Registered Intellectual Property in full force and effect.
(b)The Company and the Company Subsidiaries own or have a valid license or other right to use all material Intellectual Property used in the conduct of the business of the Company and the Company Subsidiaries as presently conducted. Except as set forth in Section 4.18(b) of the Company Disclosure Letter, the Company and the Company Subsidiaries exclusively own all material Company Registered Intellectual Property.

All material Company Intellectual Property owned by the Company or any Company Subsidiary is free and clear of all Liens (other than Permitted Liens).
(c)The Company and the Company Subsidiaries collectively own or otherwise have sufficient rights in all Intellectual Property necessary to conduct the business of the Company as presently conducted, except for Intellectual Property the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.
(d)To the Knowledge of the Company, since January 1, 2024, neither the Company nor any of the Company Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property of any other Person in any material respect. To the Knowledge of the Company, neither the Product Candidates (nor the manufacture, sale, offer for sale, distribution, use, or importation thereof) nor the conduct of the business of the Company and the Company Subsidiaries as presently conducted infringes upon, misappropriates or otherwise violates any Intellectual Property of any third party in any material respect.
(e)To the Knowledge of the Company, since January 1, 2024 no third party has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating any of the Company Intellectual Property and no such claims have been made against any third party by the Company.
(f)There is no material Proceeding pending, or to the Knowledge of the Company, threatened in writing, against the Company or any Company Subsidiary (other than, for clarity, office actions initiated by the U.S. Patent and Trademark Office or any non-U.S. equivalent), and, since January 1, 2024, neither the Company nor any Company Subsidiary has received any written notice from any Person, in each case, pursuant to which any Person is (i) alleging that the conduct of the business of the Company or any Company Subsidiary as presently conducted or any Product Candidate (or the manufacture, sale, offer for sale, distribution, use, or importation thereof) infringes, misappropriates or otherwise violates any Intellectual Property rights of any third party in any material respect (excluding, for the avoidance of doubt, customary notices, offers or invitations to license received in the Ordinary Course that do not contain an express allegation of infringement, misappropriation or violation), (ii) contesting the use, ownership, validity or enforceability of any material Company Intellectual Property, or (iii) requesting or demanding defense of, or indemnification with respect to, any Intellectual Property infringement claim that, if adversely determined, would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.
(g)The Company has executed valid and enforceable written agreements with each of its past and present directors, officers, employees, consultants and independent contractors who have been or are engaged in creating or developing for or on behalf of the Company or any Company Subsidiary any material Intellectual Property purported to be owned by the Company or any Company Subsidiary in the course of such Person’s employment or retention thereby, pursuant to which such Person has (i) agreed to hold all confidential information of the Company and Company Subsidiaries in confidence, and (ii) assigned to the Company or a Company Subsidiary all of such Person’s rights, title and interest in and to all such Intellectual Property created or developed for or on behalf of the Company or any Company Subsidiary in the course of such Person’s employment or retention thereby, except to the extent ownership of such Intellectual Property vests in the Company or a Company Subsidiary by operation of Law. To the Knowledge of the Company, no current or former director, officer, employee or contractor of, or consultant to, the Company or any of the Company Subsidiaries has asserted any written claim alleging that they own or have any right or interest to or in any material Company Intellectual Property.
(h)The Company and the Company Subsidiaries have taken reasonable steps to maintain the secrecy and confidentiality of, and to protect against unauthorized disclosure of, any and all Trade Secret or other confidential information that is material to the business of the Company or any of the Company Subsidiaries as presently conducted and presently planned to be conducted and, to the Knowledge of the Company, there has been no material violation, infringement or unauthorized access or disclosure of the foregoing.
(i)No funding, facilities or personnel of any Governmental Entity or any university, college or other academic organization has been used to create, in whole or in part, any material Company Intellectual Property in a manner that results in such Governmental Entity or academic organization obtaining (i) ownership of such material Company Intellectual Property, (ii) march-in rights or rights to share in revenue associated with such material Company Intellectual Property, or (iii) rights to direct manufacturing or require U.S. manufacturing of products embodying such material Company Intellectual Property.

(j)None of the Company or any Company Subsidiaries: (i) is or has been a member or promoter of, made any submission or contribution to, or is subject to any Contract with, any forum, consortium, patent pool, standards body or similar Person, as a result of which the Company or any Company Subsidiary is or would be obligated to grant or offer a license or other right to any Company Intellectual Property, or the ownership or control by the Company or any Company Subsidiary of any Company Intellectual Property is or would be impaired; or (ii) has received a request in writing from any Person for any license or other right to any Company Intellectual Property in connection with the activities of or any participation in or with any such Person. To the Knowledge of the Company, no Company Intellectual Property is subject to any FRAND, RAND, compulsory licensing, or similar commitment that would require the grant of any license or right to any Person or otherwise limit the Company’s control of any Company Intellectual Property.
(k)Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the computer systems, including the software, firmware, hardware, networks, interfaces, platforms and related systems, owned, leased or licensed by the Company (collectively, the “Company Systems”) operate and perform in all material respects as required by the Company and the Company Subsidiaries of the Company in connection with the conduct of its business as presently conducted, (ii) to the Knowledge of the Company, in the last 12 months prior to the Agreement Date, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting any such Company Systems that have caused or would reasonably be expected to result in the substantial disruption or interruption in or to the use of such Company Systems or the conduct of the business of the Company as presently conducted, and (iii) to the Knowledge of the Company, in the 12 months prior to the Agreement Date, there have not been any incidents of unauthorized access or other security breaches of the Company Systems.
Section 4.19Privacy. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (a) the Company and the Company Subsidiaries have complied with all applicable Data Privacy and Security Requirements; (b) to the Knowledge of the Company, since January 1, 2023, neither the Company nor any Company Subsidiary has experienced any data security breach or security incident resulting in the unauthorized access, acquisition or disclosure of Personally Identifiable Information; (c) since January 1, 2023, neither the Company nor any Company Subsidiary has received written notice of any complaint, audit, proceeding, investigation or claim conducted or asserted by any Person (including any Governmental Entity) against the Company or any Company Subsidiary regarding any (x) collection, storage, sharing, transfer, disposition, protection, processing or other use of any Personally Identifiable Information or (y) violation of any Data Privacy and Security Requirement, and to the Knowledge of the Company no such action is pending; (d) the consummation of the Transactions will not violate any Data Privacy and Security Requirement applicable to the Company, and the Company shall have the right to process Personally Identifiable Information immediately following the Merger Closing Date in substantially the same manner as the Company processed such information immediately prior thereto; and (e) the Company and the Company Subsidiaries have implemented and maintain commercially reasonable physical, administrative and technical safeguards designed to protect Personally Identifiable Information against loss and against unauthorized access, use, modification or disclosure in accordance with applicable Data Privacy and Security Requirements.
Section 4.20Insurance. The Company has made available to Parent complete and accurate copies (or written summaries) of all material insurance policies of the Company. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all insurance policies of the Company and the Company Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, (b) neither the Company nor any Company Subsidiary is in default under any such insurance policy and (c) no written notice of cancelation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.
Section 4.21Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person, other than as set forth on Section 4.21 of the Company Disclosure Letter, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions, the Merger and the other Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates.
Section 4.22No Rights Agreement; Anti-Takeover Provisions. As of the Agreement Date, the Company is not party to, subject to or otherwise bound by a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan. The Company Board has taken all action necessary to render the restrictions of Section 203 of the DGCL and any other takeover, anti-takeover, moratorium, “fair price,” “control share,” or similar Law inapplicable to Parent and Merger Sub and this Agreement, the CVR Agreement, the Merger and each other Transaction, to the extent, if any, such provisions would otherwise be applicable to this Agreement, the

CVR Agreement, the Merger or any other Transaction. Assuming the accuracy of the representations and warranties set forth in Section 5.01(g), no other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other similar Laws (each, a “Takeover Law”), and no analogous provision in the Company Charter or the Company Bylaws, apply or will apply to the Company with respect to this Agreement, the CVR Agreement, the Merger or any other Transaction.
Section 4.23Vote Required. Except for (i) the adoption of this Agreement by the affirmative vote of holders of a majority of the outstanding shares of Company Common Stock entitled to vote on this Agreement at the Company Stockholders Meeting, or any adjournment or postponement thereof (the “Company Stockholder Approval”), and (ii) the Majority of the Minority Approval, no other vote or approval of the holders of Company Common Stock or any other equity interests of the Company is necessary to adopt this Agreement and no other corporate Proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger or the other Transactions (other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware). For the avoidance of doubt, shares of Company Common Stock beneficially owned by Parent and its Affiliates may be counted for purposes of determining whether the Company Stockholder Approval has been obtained, but shall be excluded for purposes of determining whether the Majority of the Minority Approval has been obtained.
Section 4.24Affiliate Transactions. Except as set forth in Section 4.24 of the Company Disclosure Letter, no present or former officer or director of the Company or any Person owning 5% or more of the Company Common Stock, and no family member of any such natural Person, is a party to any Contract with or binding upon the Company or any of its properties or assets, or has any material interest in any property owned, leased or occupied by the Company, or has engaged in any material transaction with any of the foregoing within the 12 months preceding the Agreement Date other than (a) compensation of directors and executive officers of the Company in the Ordinary Course and (b) equity interests granted to directors and executive officers of the Company.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB, MIDCO AND OPCO
Section 5.01Representations and warranties of Parent and Merger Sub. Each of Parent and Merger Sub represents and warrants to the Company as follows:
(a)Organization, Standing and Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction) and has full limited liability or corporate, as applicable, power and authority to conduct its businesses as presently conducted.
(b)Existence. Each of Parent and Merger Sub was formed solely for the purpose of entering into the Transactions, and since the date of its formation or incorporation, as applicable, neither Parent nor Merger Sub carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.
(c)Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all requisite limited liability or corporate, as applicable, power and authority to execute and deliver this Agreement and to consummate the applicable Transactions. The execution and delivery by each of Parent and Merger Sub of this Agreement and the consummation by it of the applicable Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, respectively. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, Midco and Opco, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to the Bankruptcy, Equity and Indemnity Exception).
(d)No Conflicts; Consents.
(i)The execution and delivery by each of Parent and Merger Sub of this Agreement do not, and the Merger and the other applicable Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, any provision of (i) the organizational documents of Parent, Merger Sub or any of Parent’s subsidiaries, (ii) any Contract to which Parent or any of its subsidiaries is party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 5.01(d)(i), any Judgment or Law applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such items that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(ii)No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Parent or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the applicable Transactions, other than (i) the filing with the SEC of such reports under the Exchange Act, as may be required in connection with this Agreement, the Merger and the other Transactions, (ii) the filing of the Certificate of Merger with the Secretary of the State of Delaware, (iii) compliance with the rules and regulations of any national security exchange on which securities of Parent or the Company are listed and (iv) such other items the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.
(e)Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions, the Merger and the other Transactions based upon arrangements made by or on behalf of Parent or any of its Affiliates, directors, officers or employees.
(f)Litigation. There is no Proceeding pending or, to the knowledge of Parent, threatened against Parent or any subsidiary of Parent that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, nor is there any Judgment outstanding against Parent or any subsidiary of Parent that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.
(g)Ownership of Company Common Stock. As of the Agreement Date, the Celadon Holders (as defined below) beneficially own, collectively, (i) 9,777,000 shares of Company Common Stock held of record by Celadon Partners SPV 24; (ii) warrants to purchase (A) 7,999,500 shares of Company Common Stock and (B) 6,666,000 shares of Company Common Stock (collectively, the “Celadon Warrants”); and (iii) Senior Secured Convertible Notes issued by Senti Holdings, Inc. pursuant to the Securities Purchase Agreement in an aggregate principal amount of $10,000,000 (the “Initial Notes”), which are convertible into 15,971,890 shares of Company Common Stock at an initial conversion price of $0.6261 per share, subject to stockholder approval and beneficial ownership limitations set forth therein. As used herein, the “Celadon Holders” means, collectively, Celadon Partners SPV 24, a Cayman Islands limited liability company, Celadon Partners, LLC, a Cayman Islands limited liability company, and CPIF II-7 Limited, an exempted company incorporated under the laws of the Cayman Islands, each of which shares voting and dispositive power over the securities described in this Section 5.01. Except as set forth in this Section 5.01(g), none of the Celadon Holders, Parent, Merger Sub, nor any of their respective Affiliates (other than Donald Tang), beneficially owns any shares of Company Common Stock or other voting securities of the Company, or any options, warrants, convertible or exchangeable securities, or other rights to acquire any shares of Company Common Stock or other voting securities of the Company. The shares of Company Common Stock described in in this Section 5.01(g), together with any shares of Company Common Stock issued or issuable upon exercise of the Celadon Warrants or conversion or exchange of the Initial Notes (or any Additional Notes (as defined in the Securities Purchase Agreement) issued pursuant to the Securities Purchase Agreement) that are beneficially owned, directly or indirectly, by any of the Celadon Holders, Parent or any of their respective Affiliates (including Donald Tang), as of the record date for the Company Stockholders Meeting, shall constitute “Excluded Shares” for purposes of this Agreement.
(h)Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company Stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements included or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein.
Section 5.02Representations of Midco and Opco. Each of Midco and Opco represent and warrant to Parent and Merger Sub as follows:
(a)Organization, Standing and Power. Each of Midco and Opco is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction) and has full corporate power and authority to conduct its businesses as presently conducted.
(b)Existence. Each of Midco and Opco was formed solely for the purpose of entering into the Transactions, and since the date of its incorporation, neither Midco nor Opco has carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.
(c)Authority; Execution and Delivery; Enforceability. Each of Midco and Opco has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the applicable Transactions. The execution and delivery by each of Midco and Opco of this Agreement and the consummation by it of the applicable Transactions have been duly authorized by all necessary corporate action on the part of Midco and Opco, respectively. Each of Midco and Opco has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to the Bankruptcy, Equity and Indemnity Exception).
(d)No Conflicts; Consents.
(i)The execution and delivery by each of Midco and Opco of this Agreement do not, and the Merger and the other applicable Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, any provision of (i) the organizational documents of Midco and Opco, (ii) any Contract to which Midco or Opco is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 5.02(d)(i), any Judgment or Law applicable to Midco and Opco or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such items that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(ii)No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Midco or Opco in connection with the execution, delivery and performance of this Agreement or the consummation of the applicable Transactions, other than (i) the filing with the SEC of such reports under the Exchange Act, as may be required in connection with this Agreement, the Merger and the other Transactions, (ii) the filing of the Certificate of Merger with the Secretary of the State of Delaware, (iii) compliance with the rules and regulations of any national security exchange on which securities of the Company are listed and (iv) such other items the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.
(e)Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions, the Merger and the other Transactions based upon arrangements made by or on behalf of Midco, Opco or any of their respective Affiliates, directors, officers or employees.
(f)Litigation. There is no Proceeding pending or, to the knowledge of the Company, threatened against Midco or Opco that would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, nor is there any Judgment outstanding against Midco, Opco or any of their subsidiaries that would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.
ARTICLE VI
COVENANTS RELATING TO CONDUCT OF BUSINESS
Section 6.01Conduct of Business of the Company. Except for matters set forth in Section 6.01 of the Company Disclosure Letter or otherwise expressly permitted or required by this Agreement, as required by applicable Law or with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), from the Agreement Date to the earlier of the Closing Effective Time and the termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), the Company shall conduct (and cause each Company Subsidiary to conduct) its business in the Ordinary Course, and use commercially reasonable efforts to (w) preserve intact its material assets, properties, Contracts and Authorizations, (x) preserve intact its present business organization, (y) keep available the services of its and the Company Subsidiaries’ present employees (other than any terminations for cause or voluntary resignations) and (z) preserve its present relationships and goodwill with suppliers, licensors, licensees, contractors, partners and others having material business dealings with the Company and the Company Subsidiaries. In addition, except for matters set forth in Section 6.01 of the Company Disclosure Letter or otherwise expressly permitted or required by this Agreement or required by applicable Law, during the Pre-Closing Period, the Company shall not, and shall cause the Company Subsidiaries not to, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):
(a)(i) declare, set aside, establish a record date in respect of, accrue or pay any dividends on, or make any other distributions (whether in cash, stock, equity securities or property) in respect of, any of its capital stock, other than dividends and distributions of cash by a direct or indirect wholly owned subsidiary of the Company to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem, offer to redeem or otherwise acquire, directly or indirectly any shares of capital stock of the Company or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire any such shares of capital stock, except for (A) acquisitions of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price of Company Stock Options outstanding as of the Agreement Date, (B) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to Company Equity Awards outstanding as of the Agreement Date and (C) the acquisition by the Company of shares of Company Common Stock or Company Equity Awards in connection with the forfeiture of such shares or awards, in each case, in accordance with their terms as of the Agreement Date;
(b)issue, grant, deliver, sell, authorize, pledge or otherwise encumber any shares of its capital stock or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire such shares, any Voting Company Debt, or any other rights that give any person the right to receive any economic interest of a nature accruing to the holders of Company Common Stock or any Company Subsidiary, other than issuances of Company Common Stock upon the exercise of Company Stock Options outstanding as of the Agreement Date or upon the exercise of Company Warrants, in each case, in accordance with their terms as of the Agreement Date;
(c)amend its certificate of incorporation, the bylaws or other comparable organizational documents (except for immaterial or ministerial amendments);
(d)form any subsidiary or acquire or agree to acquire, directly or indirectly, in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any assets outside of the Ordinary Course, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or any other Person (other than the Company), if the aggregate amount of consideration paid or transferred by the Company or any Company Subsidiary would exceed $500,000;
(e)except as required pursuant to the terms of any Company Benefit Plan as in effect on the Agreement Date that have been made available to Parent or as otherwise contemplated by this Agreement, (i) adopt, enter into, negotiate, establish, terminate, amend or modify any collective bargaining agreement or Company Benefit Plan (or plan or arrangement that would be a Company Benefit Plan if in effect on the Agreement Date), except as otherwise permitted under the terms of this Section 6.01(e), (ii) grant to any director, employee or other individual service provider of the Company or any Company Subsidiary any increase in compensation or benefits (including any increase in severance, termination protection, change in control, retention, or other similar compensation or benefits), other than annual merit-based salary increases made in the Ordinary Course consistent with the Company’s past practice and compensation review cycle, provided that such increases do not exceed 150% of any individual employee’s base salary, (iii) grant, pay or award, or commit to grant, pay or award, any bonuses, incentive compensation, Company Equity Awards or any other equity or equity-based compensation, other than the payment of bonuses that were accrued, earned or otherwise promised to employees or other individual service providers prior to the Agreement Date under any Company Benefit Plan as in effect on the Agreement Date and in amounts consistent with such plans and the Company’s past practice; (iv) enter into any change in control, severance or termination agreement with any director, employee or individual service provider of the Company or any Company Subsidiary, (v) take any action to accelerate any rights or benefits under any Company Benefit Plan, or the funding of any payments or benefits under any Company Benefit Plan, (vi) hire or promote any employee or other individual service provider of the Company or any Company Subsidiary, other than in the Ordinary Course for employees or service providers who are below the level of Vice President or whose annual base compensation is less than $250,000 per year; or (vii) terminate the employment or service of any employee or other individual service provider of the Company or any Company Subsidiary, other than (A) terminations for cause or (B) terminations for performance-related reasons made in the Ordinary Course consistent with the Company’s past practice; provided that this Section 6.01(e) shall not restrict the Company from (A) entering into an offer letter in the Ordinary Course with an employee that is newly hired as permitted in accordance with the foregoing clause (vi) (which offer letters shall be at-will in the case of employees in the United States and shall comply with applicable local Law requirements in the case of employees outside of the United States) or (B) providing to such newly hired employee compensation and benefits consistent with its past practice for similarly situated employees, including equity or equity-based compensation consistent with the Company’s past practice for similarly situated employees at the time of hire, and excluding any severance, termination protection, change in control, retention, or other similar compensation or benefits;
(f)make any change in accounting methods, principles or practices, except as may be required (i) by GAAP (or any authoritative interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization or (ii) by Law, including Regulation S-X promulgated under the Securities Act, in each case, as agreed to by the Company’s independent public accountants;
(g)sell, lease (as lessor), license or otherwise transfer (including through any “spin-off”), or pledge, encumber or otherwise subject to any Lien (other than a Permitted Lien), any properties or assets (other than Intellectual Property) except (i) sales or other dispositions of inventory and obsolete properties or assets in the Ordinary Course, (ii) pursuant to Contracts to which the Company is a party made available to Parent and in effect prior to the Agreement Date or (iii) properties or assets having a fair market value of less than $100,000 in the aggregate;
(h)(i) accelerate, terminate, consent to the termination of, amend, extend or modify in any material respect, grant any waiver of any material right under, or voluntarily terminate, any Real Property Lease or (ii) enter into any Contract which if entered into prior to the date hereof would have been a Real Property Lease;
(i)acquire any real property;
(j)(i) sell, assign or otherwise transfer ownership of, (ii) license, or (iii) pledge, encumber or otherwise subject to any Lien (other than, in the case of this clause (iii), any Permitted Lien) any Intellectual Property, except: (1) for non-exclusive licenses of Company Intellectual Property or Intellectual Property licensed to the Company or a Company Subsidiary from a third party granted by the Company or any Company Subsidiary pursuant to Standard IP Contracts; (2) as required of the Company or a Company Subsidiary, with respect to Company Intellectual Property or Intellectual Property licensed to the Company or a Company Subsidiary from a third party, pursuant to the terms (as such terms are in effect prior to the Agreement Date) of Contracts in effect prior to the Agreement Date to which the Company or any Company Subsidiaries are a party, and which have been made available to Parent, (3) for abandonment or other disposition of any Company Registered Intellectual Property that is obsolete or otherwise no longer useful in the conduct of the business of the Company, or that is at the end of the applicable statutory term, or in the ordinary course of prosecution, or (4) for transactions with respect to Company Intellectual Property or Intellectual Property licensed to the Company or a Company Subsidiary from a third party among the Company and the Company Subsidiaries or among the Company Subsidiaries;
(k)(i) incur or materially modify the terms of (including by extending the maturity date thereof) any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than to or in (A) the Company, (B) any acquisition not in violation of Section 6.01(d) or (C) any person pursuant to any advancement obligations under the Company Charter, Company Bylaws or indemnification agreements as in effect on or prior to the Agreement Date;
(l)other than in accordance with the Company’s capital expenditure budget made available to Parent, make or agree to make any capital expenditures that in the aggregate are in excess of 110% of the amounts set forth in such capital expenditure budget;

(m)pay, discharge, settle, compromise or satisfy (i) any pending or threatened claims, liabilities or obligations relating to a Proceeding (absolute, accrued, asserted or unasserted, contingent or otherwise), including any Proceeding initiated by the Company, other than any such payment, discharge, settlement, compromise or satisfaction of a claim solely for money damages in the Ordinary Course in an amount not to exceed $1,000,000 per payment (assuming the payment in full of all future fixed or contingent payments), discharge, settlement, compromise or satisfaction or $2,500,000 in the aggregate for all such payments, discharges, settlements, compromises or satisfactions or (ii) any litigation, arbitration, proceeding or dispute that relates to the Transactions (which shall be governed by Section 7.08 hereof);
(n)make, change or revoke any material Tax election, change any annual Tax accounting period or adopt or change any material method of Tax accounting, file any amended material Tax Return, enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), or settle or compromise any material Tax liability or refund;
(o)amend, cancel or terminate any material insurance policy naming the Company or any Company Subsidiary as an insured, a beneficiary or a loss payable payee without obtaining comparable substitute insurance coverage;
(p)adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);
(q)except in the Ordinary Course or in connection with any transaction to the extent specifically permitted by any other subclause of this Section 6.01, enter into, terminate or modify in any material respect, or expressly release any material rights under, any Material Contract or any Contract that, if existing on the Agreement Date, would have been a Material Contract;
(r)enter into any Contract that (A) materially restricts the ability of the Company or any Company Subsidiary to compete in any business or with any Person in any geographical area, (B) requires the Company or any Company Subsidiary to conduct any business on a “most favored nations” basis with any third party, (C) grants a third party development rights or marketing or distribution rights with respect to any Product Candidate, (D) requires the Company or any Company Subsidiary to purchase a minimum quantity of goods or supplies relating to any Product Candidate (other than purchase orders), in an aggregate amount in excess of $500,000, annually, in favor of any third party or (E) obligates the Company or any Company Subsidiary to purchase or otherwise obtain any product or service exclusively from any third party or sell any product or service exclusively to any third party or grants any third party exclusive rights to develop, or commercialize any Product Candidate, product, or service, or (F) contains any material rights of first refusal, rights of first negotiation, or similar obligations or restrictions in favor of any third party, including those which provide to any third party an exclusive or preferential right to purchase, lease, sublease, license, sublicense, use, possess or occupy any material assets (including material Company Intellectual Property) of the Company or any Company Subsidiary;
(s)enter into any new material line of business or enter into any agreement, arrangement or commitment that materially limits or otherwise restricts the Company or any Company Subsidiary, from time to time engaging or competing in any line of business or in any geographic area; or
(t)authorize, commit or agree to take any of the foregoing actions.
Parent acknowledges and agrees that nothing contained in this Section 6.01 is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing Effective Time in violation of applicable Law. The Company acknowledges and agrees that nothing contained in this Section 6.01 is intended to give the Company, directly or indirectly, the right to control or direct the operations of Parent or Merger Sub prior to the Closing Effective Time in violation of applicable Law.
Section 6.02No Solicitation.
(a)From and after the Agreement Date, the Company shall not, and the Company shall cause the Company Subsidiaries and its and their officers and directors not to, and shall use reasonable best efforts to cause its and their other Representatives not to, (i) directly or indirectly solicit, initiate, facilitate or knowingly encourage (including by way of providing information) any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, (ii) directly or indirectly engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Person regarding, furnish to any

Person any non-public information or afford access to the business, properties, assets, books or records of the Company or any Company Subsidiary, or take any other action to assist or facilitate or encourage any effort by any Person, in each case, in connection with or in response to any Company Takeover Proposal or any inquiry, offer or proposal that constitutes, or would reasonably be expected to lead to, any Company Takeover Proposal, (iii) approve, authorize or enter into (whether written or oral) any letter of intent, term sheet, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement with respect to any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.02(a)), or (iv) resolve or agree to do any of the foregoing. The Company shall, and shall cause the Company Subsidiaries and its and their officers and directors to, and shall use reasonable best efforts to cause its and their other Representatives to, immediately (A) cease and cause to be terminated all solicitations, discussions and negotiations with any Person (other than Parent and its Representatives) regarding any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, (B) request the prompt return or destruction of all confidential information previously furnished to any such Person in connection with a possible Company Takeover Proposal in accordance with the terms of the applicable confidentiality agreement and (C) terminate access to any physical or electronic data rooms relating to a possible Company Takeover Proposal. Notwithstanding anything to the contrary contained in the foregoing, at any time prior to obtaining the Company Stockholder Approval, in response to a bona fide written Company Takeover Proposal that did not result from a material breach of this Section 6.02(a) and that was first made after the Agreement Date, if that the Company Board determines, in good faith, after consultation with the Company’s outside legal counsel and financial advisor, that (x) such Company Takeover Proposal either constitutes a Superior Company Proposal or would reasonably be expected to lead to a Superior Company Proposal and (y) the failure to take any of the actions described in clauses (I), (II) and (III) below would be inconsistent with its fiduciary duties under applicable Law (a “Qualifying Company Takeover Proposal”), the Company may (I) enter into an Acceptable Confidentiality Agreement with any Person or group making such Qualifying Company Takeover Proposal, (II) furnish information with respect to the Company to the Person or group of Persons and its or their Representatives pursuant to such Acceptable Confidentiality Agreement, so long as the Company concurrently or as promptly as practicable (and in any event, within 24 hours) thereafter provides Parent, in accordance with the terms of Section 7.13, any non-public information with respect to the Company furnished to such other Person or group of Persons to the extent access to such information is not then available to Parent and its Representatives and (III) participate in discussions or negotiations with such Person or group of Persons and its or their Representatives regarding such Qualifying Company Takeover Proposal. If the Company Board makes any determination described in the foregoing clauses (x) or (y) of this Section 6.02(a) or takes any action set forth in the foregoing clauses (I), (II) or (III) of this Section 6.02(a), the Company shall notify Parent within 24 hours thereof (including identity of the Person or group submitting the Qualifying Company Takeover Proposal and the material terms thereof. The Company shall not, and shall cause its Representatives not to, release any Person from, or waive, amend or modify any provision of, or grant permission under or fail to enforce any standstill provision in any agreement to which the Company is a party; provided that, the Company Board may waive any such standstill provision (and shall be permitted to take any action reasonably required to facilitate such waiver) if the Company Board determines in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law. Wherever the term “group” is used in this Section 6.02(a), it is used as defined in Rule 13d-5 under the Exchange Act.
(b)Neither the Company Board nor any committee thereof shall (i) (A) fail to make, withdraw, qualify or modify in a manner adverse to Parent or Merger Sub, or propose publicly to fail to make, withdraw, qualify or modify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation or resolve or agree to take any such action, (B) adopt, endorse, approve, recommend or declare advisable, or propose publicly to adopt, endorse, approve, recommend or declare advisable, or submit to the vote of any securityholders of the Company, any Company Takeover Proposal or resolve or agree to take any such action, (C) publicly make any recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer and reaffirmation of the Company Board Recommendation, which shall be made within ten Business Days after the commencement thereof (or, if earlier, the close of business on the Business Day immediately preceding the then scheduled Company Stockholders Meeting), or expresses no opinion or is unable to take a position (other than a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act) with respect to such tender or exchange offer, (D) fail to include the Company Board Recommendation in the Proxy Statement when disseminated to the Company Stockholders, or (E) or approve any transaction under, or any transaction resulting in any third party becoming an “interested stockholder” under, Section 203 of the DGCL, or authorize, resolve or agree to take any such action (any action described in this clause (i) being referred to in this Agreement as an “Adverse Recommendation Change”) or (ii) approve or recommend, or publicly propose to approve or recommend, or authorize, cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, option agreement, merger agreement, joint venture agreement, partnership agreement or other agreement relating to or that would reasonably be expected to lead to, any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.02(a)), or resolve, agree or publicly propose to take any such action. Notwithstanding anything to contrary in the foregoing or any other provision of this Agreement, (x) the Company Board may, in response to an Intervening Event, take any of the actions specified in clause (A) or (D) of the definition of Adverse Recommendation Change (an “Intervening Event Adverse Recommendation Change”) if the Company Board determines, in good faith, after consultation with outside counsel, that, in light of the Intervening Event, the failure to effect an Intervening Event Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Law and (y) if the Company receives a bona fide Company Takeover Proposal that did not result from a breach of this Section 6.02, the Company may make an Adverse Recommendation Change, and may terminate this Agreement pursuant to Section 9.01(f) in order to enter into a definitive agreement with respect to the Company Takeover Proposal if (and only if) (I) the Company Board determines, in good faith, after consultation with its outside counsel and financial advisor, that such Company Takeover Proposal constitutes a Superior Company Proposal and (II) after consultation with the Company’s outside legal counsel, that in light of such Company Takeover Proposal, a failure to make an Adverse Recommendation Change and/or cause the Company to enter into a definitive agreement with respect to the Company Takeover Proposal would be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided that, prior to so making an Intervening Event Adverse Recommendation Change or an Adverse Recommendation Change, or so terminating this Agreement pursuant to Section 9.01(f), (1) the Company Board shall have given Parent at least four Business Days’ prior written notice (a “Company Notice”) of its intention to take such action and a description of the reasons for taking such action (which Company Notice, in respect of a Superior Company Proposal, shall specify the identity of the Person who made such Superior Company Proposal and all of the material terms and conditions of such Superior Company Proposal and attach the most current version of the relevant transaction agreement(s) and which Company Notice, in respect of an Intervening Event, shall specify a reasonably detailed description of the underlying facts giving rise to such action), (2) the Company shall have negotiated, and shall have caused its Representatives to negotiate, in good faith, with Parent and its Representatives during such notice period, to the extent Parent wishes to negotiate, to enable Parent to revise the terms of this Agreement in such a manner that would eliminate the need for taking such action (and, in respect of a Superior Company Proposal, would cause such Superior Company Proposal to no longer constitute a Superior Company Proposal), (3) following the end of such notice period, the Company Board shall have considered in good faith any revisions to this Agreement committed to in writing by Parent, and shall have determined in good faith, after consultation with outside counsel, that failure to effect such Adverse Recommendation Change or Intervening Event Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Law and, with respect to a Superior Company Proposal, that such Superior Company Proposal continues to constitute a Superior Company Proposal and (4) in the event of any change to any of the material terms or conditions (including the form and amount of consideration) of such Superior Company Proposal, the Company shall, in each case, deliver to Parent an additional Company Notice consistent with that described in clause (1) of this proviso and a renewed notice period under clause (1) of this proviso shall commence during which time the Company shall be required to comply with the requirements of this Section 6.02(b) anew with respect to such additional Company Notice, including clauses (1) through (4) of this proviso.
(c)Nothing contained in this Section 6.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9(f) or Rule 14e-2(a) promulgated under the Exchange Act, in each case after commencement of a tender offer (within the meaning of Rule 14d-2 promulgated under the Exchange Act), including making any customary “stop-look-and-listen” communication to the stockholders of the Company pending disclosure of its position thereunder, provided that such communication does not contain or reflect an Adverse Recommendation Change, or (ii) making any disclosure to its stockholders if the Company Board determines, in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties or violate applicable Law; provided that any Adverse Recommendation Change will be subject to the terms and conditions of this Agreement (it being understood that any disclosure of information to the Company’s stockholders that factually describes the Company’s receipt of a Company Takeover Proposal and the operation of this Agreement with respect thereto and contains a statement that the Company Board has not effected an Adverse Recommendation Change shall be deemed to not be an Adverse Recommendation Change).
(d)In addition to the requirements set forth in paragraphs (a) and (b) of this Section 6.02, the Company shall, as promptly as reasonably practicable and in any event within one Business Day after receipt thereof, advise Parent orally and in writing of (i) any Company Takeover Proposal or any request for information or inquiry, proposal or offer that the Company Board in good faith believes would reasonably be expected to lead to a Company Takeover Proposal and (ii) the terms and conditions of such Company Takeover Proposal or inquiry, proposal or offer (including providing Parent copies thereof and any subsequent amendments or modifications thereto) and the identity of the Person making any such Company Takeover Proposal or inquiry, proposal or offer. Commencing upon the provision of any notice referred to in the previous sentence, the

Company and its Representatives shall keep Parent informed on a reasonably prompt basis as to any material developments or material negotiations in, and any material change in the status of, any such Company Takeover Proposal or inquiry, proposal or offer (and any subsequent amendments or modifications thereto).
(e)The Company agrees that in the event any Company Subsidiary or any Representative of the Company or any Company Subsidiary takes any action that, if taken by the Company, would constitute a breach of this Section 6.02, the Company shall be deemed to be in breach of this Section 6.02; provided that in the case of a Representative who is a non-officer employee of the Company or a Company Subsidiary, such Person shall have taken such action at the direction of an officer of the Company or a member of the Company Board.
(f)Notwithstanding anything to the contrary contained herein, the provisions of this Section 6.02 shall not apply to any proposed reverse merger transaction of the Company to occur contemporaneous with or prior to Closing Effective Time.
Section 6.03Company Stockholders Meeting; Preparation of the Proxy Statement.
(a)Subject to Section 6.03(b), the Company shall take all necessary actions in accordance with applicable Law, the Company Charter and the Company Bylaws and the rules and regulations of Nasdaq to duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournment, recess or postponement thereof, the “Company Stockholders Meeting”) for the purpose of obtaining the Company Stockholder Approval and the Majority of the Minority Approval as soon as reasonably practicable after the SEC confirms that it will not review or that it has no further comments on the Proxy Statement. Subject to Section 6.02, the Company shall take all lawful action reasonably necessary to solicit and obtain the Company Stockholder Approval and the Majority of the Minority Approval, including engaging a proxy solicitation firm for the purpose of assisting in the solicitation of proxies for the Company Stockholders Meeting; provided that the Company’s obligations under this sentence shall not apply following any Adverse Recommendation Change made in compliance with Section 6.02. The Company may, after consultation with Parent, adjourn, recess or postpone the Company Stockholders Meeting only (i) to the extent required by applicable Law to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholders Meeting, or (ii) to the extent required by a court of competent jurisdiction in connection with any Proceedings in connection with this Agreement or the Transactions or (iii) if, as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in Person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting, in each case for the minimum duration necessary to remedy the circumstances giving rise to such adjournment, recess or postponement (and in any event, unless otherwise required by applicable Law or a court of competent jurisdiction, not beyond the earlier of (x) the date that is 30 days after the date that the Company Stockholders Meeting was originally scheduled (or, if applicable, 30 days after the newly scheduled date for any such originally scheduled Company Stockholders Meeting that is adjourned, recessed or postponed in accordance with this Section 6.03) and (y) three Business Days prior to the Outside Date). Notwithstanding anything to the contrary herein (including any Adverse Recommendation Change), unless this Agreement has been terminated in accordance with its terms prior to the time of the Company Stockholders Meeting, the Company Stockholders Meeting shall be convened and this Agreement shall be submitted to the stockholders of the Company at the Company Stockholders Meeting for the purpose of obtaining the Company Stockholder Approval and the Majority of the Minority Approval in accordance with the terms of this Agreement, and nothing contained herein shall be deemed to relieve the Company of such obligations.
(b)As promptly as reasonably practicable (but in any event no later than thirty (30) Business Days) after the execution of this Agreement, the Company shall prepare the Proxy Statement in preliminary form and file it with the SEC. The Proxy Statement shall disclose that, in addition to the Company Stockholder Approval, consummation of the Transactions is conditioned upon receipt of the Majority of the Minority Approval and shall describe the Excluded Shares and the manner in which the Majority of the Minority Approval will be determined. Subject to Section 6.02, the Company shall include the Company Board Recommendation in the Proxy Statement. Parent shall provide to the Company all information concerning Parent and Merger Sub as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC. Each of the Company, Parent and Merger Sub shall promptly correct any information with respect to it or provided by it for use in the Proxy Statement if and to the extent, in the absence of such a correction, the Proxy Statement would contain a misstatement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Company shall disseminate such correction to the stockholders of the Company in an amendment or supplement mutually acceptable to Parent and the Company. The Company shall notify Parent promptly upon the receipt of any comments (whether written or oral) from the SEC and of any request (whether written or oral) by the SEC for amendments or supplements to the Proxy Statement and shall promptly supply Parent with copies of all such comments, requests and any other written correspondence between the Company or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Proxy Statement and to resolve such comments with the SEC, and shall use its reasonable best efforts to cause the Proxy Statement to be disseminated to its stockholders as promptly as reasonably practicable after the resolution of any such comments or after the SEC confirms that it will not review the Proxy Statement. Prior to the filing of the Proxy Statement (or any amendment or supplement thereto) or any dissemination thereof to the stockholders of the Company, or responding to any comments from the SEC with respect thereto, the Company shall provide Parent and its counsel with a reasonable opportunity to review and to comment on such document or response, which comments the Company shall consider in good faith.
Section 6.04Diligent Efforts. Commencing upon the Merger Closing Date and continuing until the termination of the CVR Agreement, Parent (and its successors and assigns) shall, and shall cause its (and their) Affiliates and Licensees to, use Diligent Efforts to achieve each Milestone. Neither Parent nor any of its Affiliates or its (or their) Licensees shall take any action, or fail to take any action, whose primary purpose is to avoid the achievement of the Milestone or the payment of the Milestone Payment Amount.
ARTICLE VII
ADDITIONAL AGREEMENTS
Section 7.01Access to Information. Except if prohibited by any applicable Law, the Company shall afford to Parent and to Parent’s Representatives reasonable access, on not less than five Business Days’ prior written notice, during normal business hours (under the supervision of appropriate personnel and in a manner that does not unreasonably interfere with the normal operation of the business of the Company) during the period prior to the Closing Effective Time or the termination of this Agreement to its properties, books and records, Contracts and personnel, and, during such period, the Company shall furnish, as promptly as reasonably practicable, to Parent such information concerning its business, properties and personnel as Parent may reasonably request (and is reasonably available to the Company), in each case solely for the purpose of effecting the Transactions or for reasonable integration planning purposes; provided that any such access shall be afforded, and any such information shall be furnished, at Parent’s expense. Notwithstanding the immediately preceding sentence, the Company shall not be required to afford access or furnish information to the extent (a) such information is subject to the terms of a confidentiality agreement with a third party entered into prior to the Agreement Date, (b) such information relates to the applicable portions of the minutes of the meetings of the Company Board (including any presentations or other materials prepared by or for the Company Board) where the Company Board discussed (i) the Transactions or any similar transaction involving the sale of the Company, or a material portion of its assets, to, the license of a material portion of the Company’s assets to, or combination of the Company with, any other Person, (ii) any Company Takeover Proposal or (iii) any Intervening Event, or (c) the Company determines in good faith after consulting with outside counsel that affording such access or furnishing such information would jeopardize the attorney-client privilege of the Company or violate applicable Law; provided that the Company will use its commercially reasonable efforts to obtain any required consents for the disclosure of such information and take such other reasonable action (including entering into a joint defense agreement or similar arrangement to avoid loss of attorney-client privilege) with respect to such information as is necessary to permit disclosure to Parent without jeopardizing such attorney-client privilege or violating applicable Law. All information exchanged pursuant to this Section 7.01 shall be subject to the conditions set forth in the Confidentiality Agreement.
Section 7.02Reasonable Best Efforts; Notification; Regulatory Filings.
(a)Upon the terms and subject to the conditions set forth in this Agreement (including Section 6.02), each of the parties shall, and shall cause their respective subsidiaries to, use its reasonable best efforts to promptly take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable and in any event prior to the Outside Date, the Merger and the other Transactions, including (i) causing each of the conditions to the Merger set forth in Article VIII to be satisfied, in each case as promptly as practicable after the Agreement Date, (ii) the obtaining of all necessary or advisable actions or non-actions, waivers and consents from, the making of all necessary registrations, declarations and filings with, and the taking of all steps as may be necessary to avoid a Proceeding by, any Governmental Entity with respect to this Agreement or the Transactions, (iii) the defending or contesting of any Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement.
(b)In furtherance of Section 7.02(a), Parent and the Company shall, in consultation and cooperation with the other, determine whether, and promptly prepare and make, any filings or notifications or other Consents required to be made with, or obtained from, any applicable Governmental Entities in connection with the Transactions. Each of Parent and the Company shall (A) furnish to the other party such necessary information and reasonable assistance as the other party may request in connection with its preparation of any filing or submission which is necessary under any applicable Antitrust Law, (B) give the other party reasonable prior notice of any such filings or submissions and, to the extent reasonably practicable, of any communication with, and any inquiries or requests for additional information from any Governmental Entity regarding the Merger or any of the other Transactions, and permit the other party (or its outside counsel if necessary to retain confidentiality) to review and discuss in advance, and consider in good faith the views of, permit the participation of, and incorporate all reasonable comments of the other party in connection with, any such filings, submissions, communications, inquiries or requests, (C) unless prohibited by applicable Law or by the applicable Governmental Entity, and to the extent reasonably practicable, (I) not participate in or attend any meeting, or engage in any substantive conversation, with any Governmental Entity in respect of the Merger or any of the other Transactions without the other party, (II) give the other party reasonable prior notice of any such meeting or conversation, (III) in the event one party is prohibited by applicable Law or by the applicable Governmental Entity from participating in or attending any such meeting or engaging in any such conversation, keep such party apprised with respect thereto, (IV) cooperate with one another in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement, the Merger or any of the other Transactions, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Entity and (V) furnish the other party with copies of all filings, submissions, correspondence and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives, on the one hand, and any Governmental Entity or members of any Governmental Entity’s staff, on the other hand, with respect to this Agreement, the Merger and the other Transactions and (D) comply with any inquiry or request from any Governmental Entity as promptly as practicable. If applicable, the parties agree not to extend, directly or indirectly, any waiting period any Antitrust Law by more than 30 days, or to any day subsequent to the date 30 days prior to the Outside Date, or enter into any agreement with a Governmental Entity to delay by more than 30 days, or any day subsequent to the Outside Date, or not to consummate the Merger or any of the other Transactions, except with the prior written consent of the other party. Without limiting the foregoing, each party shall promptly provide to the other (or the other’s respective advisors) copies of all correspondence between such party and any Governmental Entity relating to the Transactions. The parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 7.02 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. Notwithstanding anything to the contrary, Parent shall, following consultation with the Company, determine the strategy to obtain and lead the effort to obtain and secure the expiration or termination of any applicable waiting periods under any applicable Antitrust Law and obtain any clearance or approval required to be obtained from any competition authority or Governmental Entity in connection with the Transactions.
(c)In furtherance of Section 7.02(a), Parent and Merger Sub agree to take promptly any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under any applicable Antitrust Law that may be required by any Governmental Entity, so as to enable the parties to close the Transactions as soon as practicable (and in any event by or before the Outside Date). Notwithstanding the foregoing provisions of this Section 7.02(c) or any other provision of this Agreement, in no event shall Parent, Merger Sub or any of its or their Subsidiaries or Affiliates be required to take any action with respect to its or their assets, interests or businesses, or the assets, interests or businesses of the Company or any of the Company Subsidiaries, including without limitation: (i) selling, divesting, licensing, holding separate or otherwise disposing of any assets, interests or businesses; (ii) terminating, relinquishing, modifying, transferring, assigning, restructuring, or waiving existing agreements, collaborations, relationships, ventures, contractual rights, obligations or other arrangements of Parent, Merger Sub, Company or any of its or their Subsidiaries or Affiliates; or (iii) any other behavioral undertakings or commitments whatsoever, including taking any steps or actions requested or required by any Governmental Entity, creating or consenting to create any relationships, ventures, contractual rights, obligations, or other arrangements of Parent, Merger Sub, Company or any of its or their Subsidiaries or Affiliates.

(d)In furtherance of Section 7.02(a), none of Parent, Merger Sub nor any of their controlled Affiliates shall after the date of this Agreement acquire or agree to acquire any rights, business, Person or division thereof (by way of license, merger, consolidation, share exchange, investment, other business combination, asset, stock or equity purchase, or otherwise) or enter into or agree to enter into any joint venture, collaboration, or other similar arrangement, in each case that would reasonably be expected to prevent, materially delay or materially impair Parent’s ability to obtain the approval of any Governmental Entity under any Antitrust Laws or the expiration or termination of any applicable waiting period with respect to the Transactions prior to the Outside Date.
(e)In furtherance of Section 7.02(a) and subject to the terms and conditions set forth in this Agreement, the Company and the Company Board shall (i) take all action necessary to ensure that no restrictions on business combinations of any Takeover Law or similar statute or regulation is or becomes applicable to any Transaction or this Agreement and (ii) if the restrictions on business combinations of any Takeover Law or similar statute or regulation becomes applicable to any Transaction or this Agreement, use its reasonable best efforts to take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions and this Agreement.
Section 7.03Employee Matters.
(a)For a period of one year following the Closing Effective Time or until the Company Employee’s earlier termination of employment, Parent shall provide, or shall cause Opco or an Affiliate, to provide to each Company Employee (i) an annual base salary or wage rate and target annual cash incentive opportunity that, in each case, is no less favorable than those provided to such Company Employee by the Company or applicable Company Subsidiary, as applicable, as of immediately prior to the Closing Effective Time, and (ii) retirement and health and welfare benefits that are substantially comparable, in the aggregate, to those provided to such Company Employee by the Company or applicable Company Subsidiary, as applicable, as of immediately prior to the Closing Effective Time or, at Parent’s election if greater, the employee benefits provided to similarly situated new hires of Parent or its Affiliates, provided that, notwithstanding the foregoing, in no event shall the foregoing clauses (i) and (ii) take into account any change in control, transaction, retention, equity or equity-based compensation, termination protection, defined benefit pension, deferred compensation, retiree health or welfare, or other similar compensation or benefits.
(b)Following the Closing Effective Time, with respect to each retirement and health and welfare plan of Parent, Opco or their respective Affiliates in which a Company Employee is or becomes eligible to participate (the “Surviving Corporation Plans”), each Company Employee shall be immediately eligible to participate, without any waiting time, in such Surviving Corporation Plans to the extent coverage under any such plan replaces coverage under a comparable Company Benefit Plan in which such Company Employee participates immediately prior to the Closing Effective Time. To the extent permitted by applicable Law and the applicable Surviving Corporation Plan, Parent shall use commercially reasonable efforts to cause each Company Employee and his or her eligible dependents to receive credit under the applicable Surviving Corporation Plan for any co-payments, deductibles and out-of-pocket expenses paid by such Company Employee and his or her eligible dependents under the applicable Company Benefit Plan during the plan year in which the Closing Effective Time occurs, to the extent such credit would have been given under the applicable Company Benefit Plan. This Section 7.03 shall not be interpreted to require Parent, the Surviving Corporation or their respective Affiliates to duplicate any benefits that are provided under a Company Benefit Plan following the Closing Effective Time.
(c)Without limiting the generality of Section 7.03(a), as of the Closing Effective Time, Parent shall or shall cause Opco to assume the Company Benefit Plans in accordance with their respective terms as in effect as of immediately prior to the Closing Effective Time; provided that this Section 7.03(d) shall not limit the ability of Parent or Opco, as applicable, to amend, modify or terminate any such Company Benefit Plan in accordance with its terms as in effect as of immediately prior to the Closing Effective Time.
(d)With respect to Surviving Corporation Plans, for purposes of determining eligibility to participate, level of benefits for severance, vesting, and accrual of vacation or paid time off, Parent shall use commercially reasonable efforts to ensure that each Company Employee’s service with the Company (as well as service with any predecessor employer of the Company, to the extent service with the predecessor employer is recognized by the Company) shall be treated as service with Parent or any of its subsidiaries, to the same extent such service was recognized prior to the Closing Effective Time under a comparable Company Benefit Plan or benefit structure; provided that the foregoing service recognition shall not apply to (i) the extent that it would result in duplication of benefits for the same period of services, (ii) any benefit plan that is a frozen plan or that provides benefits to a grandfathered employee population or (iii) any vesting of equity or equity-based incentive compensation or benefits.
(e)From and after the Closing Effective Time, Parent shall, or shall cause Opco or an Affiliate to honor in accordance with their terms (including the right to amend, modify and terminate) all severance arrangements between the Company or the Company Subsidiaries, on the one hand, and the Company Employees, on the other hand.
(f)Parent shall, within three (3) months following the Closing Effective Time, establish an equity incentive pool equal in an amount and on terms that are customary for a company of this size and type (the “Continuing Employee Equity Pool”), which shall be reserved for issuance to Company Employees. The allocation of awards among Company Employees shall be determined by the Company. Nothing in this Section 7.03(f) shall be construed to guarantee the continued employment of any Company Employee or to limit the right of Parent, Opco or the Surviving Corporation to amend or terminate any employee benefit plan or arrangement following the Closing Effective Time, subject to applicable Law and the terms of any applicable employment agreement.
Section 7.04Indemnification.
(a)All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Effective Time (and rights to advancement of expenses) now existing in favor of any Person who is or prior to the Closing Effective Time becomes, or has been at any time prior to the Agreement Date, a director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of the Company or its predecessors (each, an “Indemnified Party”) as provided in the Company Charter, the Company Bylaws or any indemnification agreement between such Indemnified Party and the Company (in each case, as in effect as of the Agreement Date and, in the case of any indemnification agreement, as set forth in Section 7.04(a) of the Company Disclosure Letter and of which the Company has made available to Parent true, correct and complete forms thereof) (i) shall be assumed by Opco, without further action, at the Closing Effective Time, (ii) shall survive the Merger, (iii) shall continue in full force and effect in accordance with their terms with respect to any claims against any such Indemnified Party arising out of such acts or omissions and (iv) for a period of six years following the Closing Effective Time, shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.
(b)From the Closing Effective Time and ending six years thereafter, Parent shall (and shall cause Opco to) indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law (and shall advance expenses as incurred to the fullest extent permitted under applicable Law, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if a court of competent jurisdiction determines in a final, nonappealable judgment that such Person is not entitled to be indemnified hereunder), each Indemnified Party against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities (whether civil, criminal, administrative, investigative or other), arising out of or pertaining to matters existing or occurring at or prior to the Closing Effective Time, including the Transactions.
(c)At or prior to the Closing Effective Time, the Company shall use its commercially reasonable efforts to obtain and prior to the Closing Effective Time, Parent shall fully pay the premium for, “tail” directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Closing Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions) for the period beginning upon the Closing Effective Time and ending six years from the Closing Effective Time, covering each Person currently covered by the Company’s or any Company Subsidiary’s directors’ and officers’ liability insurance policies and containing terms (including with respect to coverage and amounts) and conditions (including with respect to deductibles and exclusions) that are in the aggregate, no less favorable to the insureds than those of the Company’s directors’ and officers’ liability insurance policies in effect on the Agreement Date (the “Existing D&O Policies”); provided that the maximum aggregate amount expended by Parent for such “tail” insurance policies shall not exceed 300% of the aggregate annual premium payable by the Company for coverage for its current fiscal year under the Existing D&O Policies (the “Maximum Amount”); provided, further, that in no event shall the cost of any such “tail” insurance policy exceed the Maximum Amount, and if such cost would exceed the Maximum Amount, then the Company may obtain and prior to Closing, Parent shall fully pay the premium for, a “tail” insurance policy with the greatest coverage available for a cost equal to the Maximum Amount. Parent shall cause such “tail” insurance policies to be maintained in full force and effect, for their full term, and cause Opco to honor all obligations thereunder.

(d)In the event that (i) Opco or any of its successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or a substantial portion of its properties or other assets to any Person or (ii) Parent or any of its successors or assigns dissolves Opco, then, and in each such case, Parent shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 7.04.
(e)From and after the Closing Effective Time, the obligations of Parent and Opco under this Section 7.04 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 7.04 applies without the consent of such affected Indemnified Party. The provisions of this Section 7.04 are, from and after the Closing Effective Time, intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, their heirs and their representatives, and are in addition to, and not in substitution for, any other rights to which each Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise.
(f)After the Closing Effective Time, Parent shall cause Opco to fully perform each of its covenants and obligations set forth in this Section 7.04.
Section 7.05Fees and Expenses. Except as set forth in Section 7.01, Section 7.04, Section 7.07 and Section 9.03, all fees and expenses incurred in connection with this Agreement, the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
Section 7.06Public Announcements. Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to Merger and the other Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law (including to respond to any requests for information or documents made by a Governmental Entity investigating the transactions described in this Agreement), court process or by obligations pursuant to any listing agreement with any national or non-U.S. securities exchange; provided that the restrictions set forth in this Section 7.06 shall not apply to any release, announcement or disclosure made or proposed to be made (A) by the Company with respect to any Adverse Recommendation Change made in accordance with this Agreement or any Company Takeover Proposal or as otherwise permitted by Section 6.02 or (B) by Parent in response to any Adverse Recommendation Change, any Company Takeover Proposal that becomes publicly known or any press release or public statement by the Company with respect to the foregoing; provided, further, that nothing in this Section 7.06 will restrict any announcement, press release or other public statement to the extent the content thereof was previously disclosed, issued or made in compliance with this Section 7.06. The parties hereto agree that the first press release to be issued with respect to the Transactions shall be in the form heretofore agreed to by the parties hereto.
Section 7.07Transfer Taxes. Except as provided in Section 3.02(b), all stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) imposed on the Transactions shall be borne by Merger Sub or Opco, and the Company shall cooperate with Merger Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.
Section 7.08Stockholder Litigation. During the Pre-Closing Period, the Company shall provide Parent an opportunity to review and to propose comments within five Business Days after written notice from the Company to all material filings or responses to be made by the Company in connection with any Proceedings commenced, or to the Knowledge of the Company, threatened in writing, by or on behalf of one or more stockholders of the Company, against the Company and its directors relating to any Transaction, and the Company shall give good faith consideration to any comments proposed by Parent. In no event shall the Company enter into, agree to or disclose any settlement with respect to such Proceedings without Parent’s consent, such consent not to be unreasonably withheld, delayed or conditioned within five Business Days after written notice from the Company, except (a) to the extent such settlement is fully covered by the Company’s insurance policies (other than any applicable deductible) or (b) such settlement relates solely to the provision of additional disclosure in the Proxy Statement, but, in each case, only if such settlement would not result in the imposition of any restriction on the business or operations of the Company or its Affiliates. The Company shall (x) notify Parent promptly of the commencement or written threat of any such Proceedings of which it has received notice or become aware and (y) keep Parent promptly and reasonably informed regarding any such Proceedings.

Section 7.09Communications and Interactions with Regulatory Authorities; Applicable Proceedings.
(a)Subject to applicable Law and without limiting any of the parties’ respective obligations in Sections 6.01 and 7.02, during the Pre-Closing Period, the Company shall use its commercially reasonable efforts to (i) provide notice to Parent prior to any requested, proposed, or scheduled material meeting with the FDA or any other Regulatory Authority relating to any Product Candidate and consider in good faith any input with respect thereto timely provided in writing by Parent, (ii) reasonably promptly inform Parent of, and provide Parent with a reasonable opportunity to review and comment on, any material filing proposed to be made by or on behalf of the Company (including any Health Care Submission), and any material written correspondence or other material communication proposed to be submitted or otherwise transmitted to the FDA or any other Regulatory Authority by or on behalf of the Company, in each case, relating to any Product Candidate, and consider incorporation of Parent’s timely provided comments in good faith; provided, that, Parent’s input or comments shall be required to be delivered in writing within five (5) Business Days following Parent’s receipt of the applicable notice, filing, correspondence, communication or other materials in order to be considered timely for purposes of this Section 7.09(a), (iii) reasonably promptly inform Parent in writing of any material communication (written or oral) with or from the FDA or any other Regulatory Authority relating to any Product Candidate, and (iv) inform Parent as soon as possible in writing of any reports or other communication of any material safety information (including adverse events of special interest and any serious adverse events as such term is defined or described at 21 C.F.R. 312.32) relating to any Product Candidate, and consider incorporation of Parent’s timely provided comments in good faith.
(b)Subject to applicable Law and without limiting any of the parties’ respective obligations in this Agreement, (i) the Company shall use commercially reasonable efforts to reasonably promptly inform Parent in writing of any correspondence or other written communications from any third party related to the settlement or disposition of any pending, potential or threatened Proceeding relating to the Company Intellectual Property (each, an “Applicable Proceeding”) and shall reasonably promptly provide Parent with copies of any such correspondence or other communications, (ii) the Company shall provide Parent with copies of any correspondence or other written communications by or on behalf of the Company or any of its Representatives to any third party related to the settlement or disposition of any Applicable Proceeding and shall provide Parent with a reasonable opportunity to timely review and comment thereon, prior to sending such correspondence or other communication, and (iii) the Company shall notify Parent prior to engaging in any settlement or disposition of any Applicable Proceeding and shall consider in good faith Parent’s timely input with respect thereto; provided, that, Parent’s review, input or comments shall be required to be delivered in writing within five (5) Business Days following Parent’s receipt of the applicable correspondence, communication, settlement, disposition or other materials in order to be considered timely for purposes of this Section 7.09(b).
(c)Parent acknowledges and agrees that nothing contained in this Section 7.09 is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing Effective Time in violation of applicable Law, and nothing set forth in this Section 7.09 shall require that the Company take any action that the Company determines in good faith would violate applicable Law. The Company acknowledges and agrees that nothing contained in this Section 7.09 is intended to give the Company, directly or indirectly, the right to control or direct the operations of Parent or Merger Sub prior to the Closing Effective Time in violation of applicable Law.
Section 7.10Merger Sub and Surviving Corporation Compliance. Parent shall cause Merger Sub or the Surviving Corporation, as applicable, to comply with all of its respective obligations under this Agreement and Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.
Section 7.11Stock Exchange Listing. From the date of this Agreement until the Closing, the Company shall use commercially reasonable efforts to maintain the listing of the Company Common Stock on the Nasdaq through the Closing.
Section 7.12CVR Agreement. At or immediately prior to the Effective Time, Midco will execute and deliver, and Midco will cause the Rights Agent to execute and deliver, the CVR Agreement. Midco shall take any actions necessary to cause the CVRs to be issued pursuant to Section 3.01(b). Midco and the Company shall cooperate, including by making changes to the form of CVR Agreement, as necessary to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws.
Section 7.13Confidentiality.

(a)Each party hereto shall, and shall cause its Representatives to, keep confidential and not disclose, publish or otherwise disseminate to any Person any Confidential Information of the other parties hereto, except as expressly permitted by this Section 7.13. The Receiving Party shall not use any Confidential Information of the Disclosing Party for any purpose other than in connection with the evaluation, negotiation, consummation and performance of the Transactions and the exercise of rights and performance of obligations under this Agreement. The Receiving Party shall protect the Confidential Information of the Disclosing Party using the same degree of care that the Receiving Party uses to protect its own confidential information of a similar nature, but in no event less than a reasonable degree of care.
(b)Notwithstanding Section 7.13(a), the Receiving Party may disclose Confidential Information of the Disclosing Party: (i) to its Affiliates and to its and its Affiliates' respective directors, officers, employees, accountants, attorneys, financial advisors, consultants and other Representatives who have a need to know such Confidential Information in connection with the Transactions and who are bound by obligations of confidentiality no less restrictive than those set forth in this Section 7.13 (or, in the case of professional advisors, are subject to professional duties of confidentiality), and the Receiving Party shall be responsible for any breach of this Section 7.13 by any such Person; (ii) to the extent required by applicable Law, Judgment or the rules or regulations of any national securities exchange or other self-regulatory organization; provided that, to the extent legally permitted and reasonably practicable, the Receiving Party shall (A) provide the Disclosing Party with prompt written notice of such requirement so that the Disclosing Party may seek a protective order or other appropriate remedy and (B) disclose only that portion of the Confidential Information that is legally required to be disclosed and shall use commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such Confidential Information; or (iii) to any Governmental Entity to the extent necessary in connection with any filing, notification or submission required to be made in connection with the Transactions.
(c)Upon termination of this Agreement, upon the written request of the Disclosing Party, the Receiving Party shall, and shall cause its Representatives to, promptly return or destroy all Confidential Information of the Disclosing Party (including all copies, extracts and summaries thereof) in its or their possession or control; provided that (A) the Receiving Party and its Representatives may retain copies of Confidential Information to the extent required by applicable Law, professional standards or bona fide document retention policies, and (B) any Confidential Information so retained shall remain subject to the confidentiality obligations set forth in this Section 7.13 for the duration of the survival period specified in Section 7.13(d).
(d)The obligations of the parties under this Section 7.13 shall survive the termination of this Agreement for a period of two (2) years following the date of such termination; provided that, upon the Closing Effective Time, this Section 7.13 shall terminate and be of no further force or effect.
(e)Each party hereto acknowledges and agrees that any breach or threatened breach of this Section 7.13 may cause irreparable harm to the Disclosing Party for which monetary damages would be an inadequate remedy. Accordingly, in addition to any other remedies available at law or in equity, the Disclosing Party shall be entitled to seek equitable relief, including injunction and specific performance, in any court of competent jurisdiction to prevent or restrain any breach or threatened breach of this Section 7.13, without the necessity of proving actual damages or posting any bond or other security.
Section 7.14Additional Funding.
(a)Parent hereby commits to provide or cause to be provided to the Company aggregate additional funding in an amount equal to $6,000,000 (the “Additional Funding Amount”), which such Additional Funding Amount shall be funded in accordance with the terms of this Section 7.14.
(b)Parent shall have the right, in its sole discretion, to first direct the Company to sell shares of Company Common Stock pursuant to the Sales Agreement with Leerink Partners LLC dated March 20, 2025 (the “ATM Facility”), and the Company shall use its commercially reasonable efforts, subject to applicable Law, to effect such sales in accordance with the terms of the ATM Facility; provided that the amount, timing and pricing of any such sales shall be determined by Parent in its sole discretion following consultation with the Company. Net proceeds actually received by the Company from sales under the ATM Facility pursuant to this Section 7.14(b) shall reduce, dollar-for-dollar, the amount required to be funded by Parent through the purchase of Additional Notes pursuant to Section 7.14(c) below.
(c)No later than twenty-one (21) days from the date of this Agreement (unless Parent and the Company mutually agree in writing to a later date), Parent or an Affiliate of Parent shall fund and purchase Additional Notes (as defined in the Securities Purchase Agreement), in accordance with the terms of the

Securities Purchase Agreement, in an amount equal to (i) the Additional Funding Amount, minus (ii) the aggregate amount of net proceeds actually received by the Company from sales of Company Common Stock under the ATM Facility pursuant to Section 7.14(b).
Section 7.15Post-Closing Stock Exchange Listing. From and after the Closing, the Company and Parent shall use commercially reasonable efforts to maintain the listing of the Company Common Stock on Nasdaq. For clarity, the Company’s obligation to use commercially reasonable efforts under the preceding sentence of this Section 7.15 is contingent on the Company’s receipt of sufficient capital funding for such efforts.
Section 7.16280G Matters. At least five (5) days prior to the Closing Date, the Company shall deliver to Parent (a) a list, determined based on reasonable assumptions, of each “disqualified individual” (as such term is defined for purposes of Section 280G of the Code) who may receive amounts or benefits from the Company, its Subsidiaries or their respective Affiliates and (b) reasonable and accurate calculations with respect to the potential excess parachute payments (within the meaning of Section 280G of the Code) that could be paid or payable to any disqualified individual who is reasonably expected to receive potential excess parachute payments in connection with the Transactions, either as a result of the Transactions or in conjunction with any other event, along with the assumptions used with respect to such calculations.
ARTICLE VIII
CONDITIONS PRECEDENT TO THE MERGER
Section 8.01Conditions to Each Party’s Obligation. The respective obligation of each party hereto to effect the Merger is subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the parties entitled thereto) on or prior to the Merger Closing Date of the following conditions:
(a)No Legal Restraints. No Governmental Entity having jurisdiction over the Company, the Parent or Merger Sub shall have enacted or issued any Law, Judgment or other legal restraint (in each case, whether temporary, preliminary or permanent in nature) prohibiting the consummation of the Merger that is still in effect (any such Law or a Judgment, a “Legal Restraint”);
(b)Required Regulatory Approval. The Consents in Section 8.01(b) of the Company Disclosure Letter shall have been obtained if required as set forth in such Section; and
(c)Company Stockholder Approval. The Company Stockholder Approval and the Majority of the Minority Approval shall have been obtained.
Section 8.02Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the Transactions are further subject to the satisfaction (or, to the extent permitted by Law, waiver by Parent and Merger Sub) of the following conditions:
(a)Representations and Warranties of the Company. The representations and warranties of the Company (i) set forth in the first sentence of Section 4.03 and in Section 4.08(a) shall be true and correct as of the Merger Closing Date as though made at and as of such date; (ii) set forth in Section 4.02(a), Section 4.02(d), Section 4.02(e) and Section 4.02(i) shall be true and correct (for purposes of determining the satisfaction of this condition, without regard to any “materiality”, “Company Material Adverse Effect” or similar qualifications and exceptions contained therein) at and as of the Merger Closing Date as though made at and as of such date (except to the extent such representation and warranty expressly relates to a specified date (in which case at and as of such specified date)) except for any de minimis inaccuracies; (iii) set forth in Section 4.01, Section 4.02(c), (f) and (h), Section 4.03 (other than the first sentence of Section 4.03), Section 4.04, Section 4.21, Section 4.22, and Section 4.23 shall be true and correct in all material respects (for purposes of determining the satisfaction of this condition, without regard to any “materiality”, “Company Material Adverse Effect” or similar qualifications and exceptions contained therein), at and as of the Merger Closing Date as though made at and as of such date (except to the extent such representation and warranty expressly relates to a specified date (in which case at and as of such specified date)), and (iv) set forth in Article IV other than those specified in the foregoing clauses (i), (ii) and (iii) shall be true and correct (for purposes of determining the satisfaction of this condition, without regard to any “materiality”, “Company Material Adverse Effect” or similar qualifications and exceptions contained therein) at and as of the Merger Closing Date as though made at and as of such date (except to the extent such representation and warranty expressly relates to a specified date (in which case at and as of such specified date)), other than for such failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b)Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Effective Time; and
(c)Company Officer’s Certificate. Parent and Merger Sub shall have received from the Company a certificate, dated the Merger Closing Date and signed on behalf of the Company by the Company’s Chief Executive Officer or Chief Financial Officer, certifying that the conditions set forth in clauses (a) and (b) of this Section 8.02 have been satisfied.
(d)Assignment and Assumption Agreement. Parent and Merger Sub shall have received from the Company an Assignment and Assumption Agreement between the Company and Opco, in form and substance reasonably acceptable to Parent and the Company, duly executed by the Company and Opco, conveying the assets set forth under the heading “Conveyed Assets” on Exhibit B attached hereto.
(e)License Agreement. Parent and Merger Sub shall have received from the Company a License Agreement between the Company and Opco, in form and substance reasonably acceptable to Parent and the Company, duly executed by the Company and Opco, licensing the Intellectual Property set forth under the heading “Licensed IP” on Exhibit B attached hereto.
Section 8.03Conditions to Obligations of the Company. The obligation of the Company, Midco and Opco to effect the Merger and the Transactions are further subject to the satisfaction (or, to the extent permitted by Law, waiver by the Company) on or prior to the Merger Closing Date of the following conditions:
(a)Representations and Warranties of Parent and Merger Sub. The representations and warranties of Parent and Merger Sub set forth in Article V shall be true and correct (for purposes of determining the satisfaction of this condition, without regard to any “materiality”, “Parent Material Adverse Effect” or similar qualifications and exceptions contained therein) at and as of the Merger Closing Date as though made at and as of such date (except to the extent such representation and warranty expressly relates to a specified date (in which case at and as of such specified date)), other than for such failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;
(b)Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement as of the Closing Effective Time; and
(c)Parent Officer’s Certificate. The Company shall have received from Parent a certificate, dated the Merger Closing Date and signed on behalf of Parent by a duly authorized officer of Parent, certifying that the conditions set forth in clauses (a) and (b) of this Section 8.03 have been satisfied.
Section 8.04Frustration of Conditions. None of the parties may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other party hereto to be satisfied, as required by this Article VIII.
ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER
Section 9.01Termination. This Agreement may be terminated at any time prior to the Closing Effective Time (whether before or after receipt of the Company Stockholder Approval and Majority of the Minority Approval, except as otherwise expressly noted):
(a)by mutual written consent of Parent and the Company;
(b)by either Parent or the Company:
(i)if the Merger shall not have been consummated on or prior to December 31, 2026 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any party whose material breach of this Agreement has been a principal cause of, or resulted in, the failure of such conditions to be satisfied on or prior to such date.

(ii)if any Legal Restraint permanently restraining, enjoining, preventing or prohibiting or otherwise making illegal the Merger shall be in effect and shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 9.01(b)(ii) shall not be available to any party hereto if such Legal Restraint is primarily due to such party’s failure to comply in all material respects with its obligations under Section 7.02 in respect of any such Legal Restraint; or
(iii)if the Company Stockholder Approval or the Majority of the Minority Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor (or any adjournment or postponement thereof) and at which a vote by the Company’s stockholders on the adoption of this Agreement was taken;
(c)by Parent, if the Company, Midco, or Opco breaches any of its representations or warranties or fails to perform any of its covenants or obligations contained in this Agreement, which breach or failure to perform individually or in the aggregate with all such other breaches or failures to perform (i) would result in the failure of any of a condition set forth in Section 8.02(a) or Section 8.02(b) and (ii) cannot be or, if capable of being cured, has not been cured prior to the earlier of (x) 20 days after the giving of written notice to the Company of such breach or failure to perform and (y) the Outside Date; provided that Parent and Merger Sub are not then in material breach of any representation, warranty, covenant or other obligation contained in this Agreement;
(d)by Parent at any time prior to receipt of the Company Stockholder Approval, if: (i) an Adverse Recommendation Change has occurred, (ii) after any Company Takeover Proposal that is publicly announced or that has otherwise become publicly known (other than a tender offer or exchange offer), the Company Board fails to publicly affirm the Company Board Recommendation within 10 Business Days after receipt of a written request by Parent to do so (or, if earlier, by the close of business on the Business Day immediately preceding the then scheduled Company Stockholders Meeting, provided that the Company has received such request prior to the second Business Day before the then scheduled date of the Company Stockholders Meeting); provided, that Parent may only make such request twice with respect to each Company Takeover Proposal or material modification thereof or (iii) the Company Board or the Company intentionally and materially breaches its obligations under Section 6.02 or Section 6.03;
(e)by the Company, if Parent or Merger Sub breaches any of its representations or warranties or fails to perform any of its covenants or obligations contained in this Agreement, which breach or failure to perform (i) had or would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect and (ii) has not been cured prior to the earlier of (x) 20 days after the giving of written notice to Parent or Merger Sub of such breach or failure to perform and (y) the Outside Date (provided that the Company is not then in material breach of any representation, warranty, covenant or other obligation contained in this Agreement); or
(f)by the Company, prior to receipt of the Company Stockholder Approval, (i) in order to enter into, concurrently with the termination of this Agreement, a definitive written agreement providing for a Superior Company Proposal in accordance with Section 6.02, (ii) if the Company Board has materially complied with its obligations under Section 6.02 in respect of such Superior Company Proposal, and (iii) if the Company has paid, or simultaneously with the termination of this Agreement pay, the Termination fee due under Section 9.03(a) that is payable if this Agreement is terminated pursuant to this Section 9.01(f).
(g)by the Company, if Parent or an Affiliate of Parent has failed to fund and purchase the Additional Notes in accordance with Section 7.14 within the time period required thereunder.
The party hereto desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give written notice of such termination to each other party hereto and specify the applicable provision or provisions hereof pursuant to which such termination is being effected.
Section 9.02Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or Merger Sub, on the one hand, or the Company, on the other hand (except to the extent that such termination results from the fraud or Willful Breach by a party hereto of any representation, warranty, covenant or other provision set forth in this Agreement); provided that the last sentence of Section 7.01, this Section 9.02, Section 9.03 and Article X, and any definitions contained in this

Agreement and referred to but not contained in any such provisions, which provisions and definitions shall survive such termination.
Section 9.03Termination Fee.
(a)The Company shall pay to the Parent a fee of $2,500,000 (the “Termination Fee”) if (i) the Company terminates this Agreement pursuant to Section 9.01(f), (ii) Parent terminates this Agreement pursuant to Section 9.01(d) or would have been entitled to terminate this Agreement pursuant to Section 9.01(d) prior to or at the time the Company terminates this Agreement pursuant to Section 9.01(b)(i) or Section 9.01(b)(iii), or (iii) (A) after the Agreement Date, a bona fide Company Takeover Proposal is publicly proposed or announced or shall have become publicly known and such Company Takeover Proposal is not publicly withdrawn, (B) this Agreement is subsequently terminated by either Parent or the Company pursuant to Section 9.01(b)(i) or Section 9.01(b)(iii) or (y) this Agreement is subsequently terminated by Parent pursuant to Section 9.01(c), and (C) within 12 months after such termination, the Company consummates any transaction included within the definition of Company Takeover Proposal or the Company enters into a definitive agreement with respect to any transaction included within the definition of Company Takeover Proposal, in each case, whether or not involving the same Company Takeover Proposal or the Person or group making the Company Takeover Proposal referred to in clause (A). Any fee due under this Section 9.03(a) shall be paid by wire transfer of same-day funds to an account designated by the Parent, (1) in the case of clause (i), prior to or simultaneously with such termination of this Agreement, and (2) in the case of clause (ii), within two Business Days after the date of such termination of this Agreement and (3) in the case of clause (iii), within two Business Days after the earlier to occur of (x) the consummation of such transaction or (y) entry into such definitive agreement referred to in clause (a)(iii)(C) of this Section 9.03. The parties hereto acknowledge and agree that in no event shall the Company be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.
(b)In the event the Termination Fee described in this Section 9.03 is paid to Parent in accordance with Section 9.03(a), such Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent or Merger Sub and constitute their sole and exclusive remedy of Parent and Merger Sub against the Company and its current, former or future stockholders and Representatives for any loss suffered as a result of the failure of the Transactions to be consummated and none of the Company and its current, former or future stockholders or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions; provided that nothing contained in this Agreement shall relieve any party hereto from liability for fraud or any Willful Breach of this Agreement. If the Company fails to pay in a timely manner the Termination Fee due pursuant to Section 9.03(a) and, in order to obtain such payment, Parent makes a claim that results in a judgment for the Termination Fee, the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the Termination Fee at the prime rate as published in the Wall Street Journal in effect from time to time from the date such payment was required to be made hereunder through the date such payment was actually received.
Section 9.04Amendment; Extension; Waiver.
(a)This Agreement may be amended by the parties hereto at any time prior to the Closing Effective Time. At any time prior to the Closing Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (iii) waive compliance with any of the agreements or conditions contained in this Agreement. This Agreement may not be amended or supplemented after the Closing Effective Time.
(b)This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver with respect to this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
Section 9.05Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 9.01 or an amendment of this Agreement or an extension or waiver with respect to this Agreement pursuant to Section 9.04 shall, in order to be effective, require, in the case of Parent, Merger Sub or the Company, action by its respective Board of Directors, as applicable, or the duly authorized designee of its

Board of Directors, as applicable. Termination of this Agreement pursuant to Section 9.01 shall not require the approval of the stockholders of the Company or Parent as sole stockholder of Merger Sub.
ARTICLE X
GENERAL PROVISIONS
Section 10.01Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing Effective Time. This Section 10.01 shall not limit any covenant or agreement of the parties hereto that by its terms contemplates performance after the Closing Effective Time. The Confidentiality Agreements shall (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Closing Effective Time.
Section 10.02Notices. Any notice, request, or demand desired or required to be given hereunder will be in writing and will be given by personal delivery, email delivery, or overnight courier service, in each case addressed as respectively set forth below or to such other address as any party hereto will have previously designated by such a notice. The effective date of any notice, request, or demand will be the date of personal delivery, the date on which email is sent (provided that the sender of such email does not receive a written notification of delivery failure) or one day after it is delivered to a reputable overnight courier service, as the case may be, in each case properly addressed as provided in this Agreement and with all charges prepaid.
Section 10.03Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.
Section 10.04Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 10.05Entire Agreement; Third-Party Beneficiaries; No Other Representations or Warranties.
(a)This Agreement (including all Exhibits, Annexes and Schedules, including the Company Disclosure Letter, attached to this Agreement) and the CVR Agreement (including all Exhibits, Annexes or Schedules thereto) (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties hereto and their Affiliates, or any of them, with respect to the subject matter of this Agreement, the CVR Agreement and the Confidentiality Agreements and (ii) except for Section 7.04, are not intended to confer upon any Person other than the parties hereto any rights or remedies.
(b)Except for the representations and warranties contained in Article IV, each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes, and neither Parent nor Merger Sub is relying on, any other express or implied representation or warranty with respect to the Company or with respect to any other information made available to Parent or Merger Sub in connection with the Transactions (including with respect to the accuracy or completeness thereof). In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plans and cost-related plan information, regarding the Company’s business and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), and that neither Parent nor Merger Sub has relied upon the Company or its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives, or any other Person, with respect thereto. Accordingly, each of Parent and Merger Sub hereby acknowledge that neither the Company nor its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives, nor any other Person, has made or is making any representation or warranty or has or shall have any liability (whether pursuant to this Agreement, in tort or otherwise) with respect to such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), except as expressly set forth in Article IV.
(c)Except for the representations and warranties contained in Article V, the Company acknowledges that none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes, and the Company is not relying on, any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information made available to the Company in connection with the Transactions (including with respect to the accuracy or completeness thereof).
Section 10.06Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
Section 10.07Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void; notwithstanding the foregoing, Merger Sub or Parent may assign, in its sole discretion and without consent of the other parties, any of or all its rights, interests and obligations under this Agreement to Parent (in the case of Merger Sub) or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Merger Sub or Parent, as applicable, of any of its obligations under this Agreement. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.
Section 10.08Specific Enforcement; Jurisdiction.
(a)The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement in any court referred to in Section 10.08(b), without proof of damages or otherwise (and each party hereto hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The right to specific enforcement shall include the right of the Company to cause Parent and Merger Sub to cause the Merger and the other Transactions to be consummated on the terms and subject to the conditions set forth in this Agreement. The parties hereto further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Each of the parties hereto acknowledges and agrees that the right of specific enforcement is an integral part of the Transactions and without such right, none of the parties hereto would have entered into this Agreement. If, prior to the Outside Date, any party hereto brings any Proceeding, in each case, in accordance with Section 10.08(b), to enforce specifically the performance of the terms and provisions hereof by any other party hereto, the Outside Date shall automatically be extended by (i) the amount of time during which such Proceeding is pending, plus 20 Business Days or (ii) such other time period established by the court presiding over such Proceeding, as the case may be.
(b)Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery or, solely if the Delaware Court of Chancery does not have subject matter jurisdiction thereof, any other court of the State of Delaware or any federal court sitting in the State of Delaware, for the purpose of any Proceeding arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, and each of the parties hereto hereby irrevocably agrees that all claims with respect to such Proceeding may be heard and determined exclusively in the Delaware Court of Chancery or, solely if the Delaware Court of Chancery does not have subject matter jurisdiction thereof, any other court of the State of Delaware or any federal court sitting in the State of Delaware. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware and any federal court sitting in the State of Delaware in the event any Proceeding arises out of this Agreement, the Merger or any of the other Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) irrevocably consents to the service of process in any Proceeding arising out of or relating to this Agreement, the Merger or any of the other Transactions, on behalf of itself or its property, by U.S. registered mail to such party’s respective address set forth in Section 10.02 (provided that nothing in this Section 10.08(b) shall affect the right of any party hereto to serve legal process in any other manner permitted by Law) and (iv) agrees that it will not bring any Proceeding relating to this Agreement, the Merger or any of the other Transactions in any court other than the Delaware Court of Chancery (or, solely if the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any federal court sitting in the State of Delaware). The parties hereto agree that a final trial court judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.
Section 10.09WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF THIS AGREEMENT, THE MERGER OR ANY OF THE OTHER TRANSACTIONS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.09.
Section 10.10Remedies. Except as otherwise provided in this Agreement, the rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by applicable Law, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.
Section 10.11Cooperation. The parties hereto agree to provide reasonable cooperation with each other and to execute and deliver such further documents, certificates, agreements and instruments and to take such actions as may be reasonably requested by the other parties hereto to evidence or effect the Transactions and to carry out the intent and purposes of this Agreement.
[Remainder of Page Intentionally Blank; Signature Pages Follow]

IN WITNESS WHEREOF, Midco, Opco, Parent, Merger Sub and the Company have duly executed this Agreement, all as of the date first written above.

Senti Biosciences Holdings, Inc., as the Company

By:	/s/ Timothy Lu
Name:	Timothy Lu
Title:	Chief Executive Officer

Senti Holdings, Inc., as Midco

By:	/s/ Timothy Lu
Name:	Timothy Lu
Title:	Chief Executive Officer

Senti Biosciences, Inc., as Opco

By:	/s/ Timothy Lu
Name:	Timothy Lu
Title:	Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, Midco, Opco, Parent, Merger Sub and the Company have duly executed this Agreement, all as of the date first written above.

Celadon Partners SPV 35 Limited, as Parent

By:	/s/ John Cullinane
Name:	John Cullinane
Title:	Authorised signatory

Senti Merger Sub, Inc., as Merger Sub

By:	/s/ Jonathan Su
Name:	Jonathan Su
Title:	Director

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]